Exhibit D

TABLE OF CONTENTS

INTRODUCTION	D-4
MAP OF BRAZIL	D-4
SUMMARY	D-5
RECENT DEVELOPMENTS	D-7
COVID-19	D-7
THE FEDERATIVE REPUBLIC OF BRAZIL	D-8
Political Developments	D-8
Employment and Labor	D-9
Social Security	D-9
Environment	D-9
THE BRAZILIAN ECONOMY	D-9
Economy in 2022	D-9
Gross Domestic Product	D-10
Principal Sectors of the Economy	D-10
FINANCIAL SYSTEM	D-11
Monetary Policy and Money Supply	D-11
Foreign Exchange Rates	D-11
Financial Institutions	D-11
Banking Supervision	D-11
BALANCE OF PAYMENTS	D-12
PUBLIC FINANCE	D-12
Public Debt Management	D-15
Internal Public Debt	D-16
Regional Public Debt (State and Municipal)	D-16
Rating Agencies	D-16
THE FEDERATIVE REPUBLIC OF BRAZIL	D-17
Geography and Population	D-17
Form of Government	D-18
Political Developments	D-19
Foreign Affairs, International Organizations and International Economic Cooperation	D-20
Employment and Labor	D-20
Social Security	D-20
State-Owned Enterprises	D-21
Environment	D-21
Education	D-21
Wealth and Income Distribution	D-22
Antitrust	D-22
Anticorruption Laws	D-22
Incentives for Private Investment	D-23
THE BRAZILIAN ECONOMY	D-24
COVID-19	D-24
Historical Background	D-25
Economy in 2021	D-25
Principal Sectors of the Economy	D-28
THE FINANCIAL SYSTEM	D-31
General	D-31
Monetary Policy and Money Supply	D-31
Foreign Exchange Rates and Exchange Controls	D-33
Financial Institutions	D-34
Banking Supervision	D-34
Securities Markets	D-36
BALANCE OF PAYMENTS	D-37
Current Account	D-37
Financial Account	D-43
Reserve Assets	D-44
PUBLIC FINANCE	D-45
General	D-45

i

Exhibit D

Budget Process	D-46
2022 Budget	D-47
Federal Government Programs	D-47
Taxation and Revenue Sharing Systems	D-47
Fiscal Responsibility Law	D-48
Fiscal Crime Law	D-49
PUBLIC DEBT	D-50
General	D-50
Public Debt Indicators	D-50
Public Debt Management	D-52
Internal Public Debt	D-53
External Public Debt	D-54
Regional Public Debt (State and Municipal)	D-55
TABLES AND SUPPLEMENTARY INFORMATION	D-57

ii

Exhibit D

LIST OF TABLES

Table No. 1 Selected Brazilian Economic Indicators	D-5
Table No. 2 Primary Balance of the Central Government	D-12
Table No. 3 Expenditures of the National Treasury by Function	D-13
Table No. 4 Principal 2022 Budget Assumptions	D-14
Table No. 5 Principal 2023 Budget Assumptions	D-14
Table No. 6 Federal Public Debt Profile	D-15
Table No. 7 Annual Borrowing Plan 2022	D-15
Table No. 8 Brazilian Population Distribution by Age and Gender	D-17
Table No. 9 Social Indicators	D-18
Table No. 10 GDP at Current Prices - Demand Side	D-27
Table No. 11 GDP at Current Prices - Supply Side	D-27
Table No. 12 Real Growth (or Decline) at Current Prices by Sector	D-28
Table No. 13 Annual Changes in Industry Production	D-28
Table No. 14 Broad National Consumer Price Index (IPCA)	D-32
Table No. 15 Percentage Increases/Decreases in Monetary Base and Money Supply	D-33
Table No. 16 Foreign Exchange Transactions	D-33
Table No. 17 Commercial Exchange Rates	D-33
Table No. 18 Market Activity on B3	D-36
Table No. 19 Balance of Payments	D-37
Table No. 20 Principal Foreign Trade Indicators	D-38
Table No. 21 Exports by Region (FOB Brazil)	D-38
Table No. 22 Brazilian Exports (FOB)	D-39
Table No. 23 Exports (FOB Brazil)	D-39
Table No. 24 Imports by Region (FOB Brazil)	D-41
Table No. 25 Brazilian Imports (FOB)	D-42
Table No. 26 Imports (FOB Brazil)	D-42
Table No. 27 Foreign Direct and Portfolio Investment in Brazil	D-43
Table No. 28 External Financing Needs	D-44
Table No. 29 International Reserves (International Liquidity Metric)	D-44
Table No. 30 International Reserves (Cash Metric)	D-44
Table No. 31 Public Sector Borrowing Requirements	D-45
Table No. 32 Public Sector Debt	D-51
Table No. 33 Federal Public Debt Indicators	D-52
Table No. 34 Federal Public Debt Results and Annual Borrowing Plan 2021	D-53
Table No. 35 External Public Debt Buyback Program	D-54
Table No. 36 External Federal Public Debt	D-54
Table No. 37 External Direct Debt of the Federal Government	D-57
Table No. 38 External Debt Guaranteed by the Federal Government	D-59
Table No. 39 Internal Securities Debt of the Republic	D-61

iii

INTRODUCTION

In this report, references to “dollars”, “U.S. Dollars”, “US$” and “$” are to United States dollars, and references to “Real”, “Reais” and “R$” are to Brazilian Reais. References herein to “nominal” data are to data expressed in Reais that have not been adjusted to inflation, and references to “real” data are to data expressed in Reais that have been adjusted to inflation. The fiscal year of the federal government of Brazil (the “Federal Government”) ends December 31 of each year. The fiscal year ended December 31, 2021, is referred to herein as “2021”, and other years are referred to in a similar manner. Tables herein may not add up due to rounding.

The information included herein reflects the most recent information available at the time of filing.

MAP OF BRAZIL

BRAZIL
ATLANTIC OCEAN
VENEZUELA
COLOMBIA
ECUADOR
PERU
BOLIVIA
PARAGUAY
CHILE
ARGENTINA
URUGUAY
PACIFIC OCEAN
SOUTH ATLANTIC OCEAN

SUMMARY

The following is a summary of Brazil’s economic indicators for the period 2017–2021. The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein.

Table No. 1

Selected Brazilian Economic Indicators

	2017		2018		2019		2020		2021
Gross Domestic Product (“GDP”):
(in billions of current R$)	R$	6,585.5	R$	7,004.1	R$	7,389.1	R$	7,467.6	R$	8,679.5
(in US$ billions current prices) (1)	US$	2,063.2	US$	1,916.2	US$	1,877.3	US$	1,448.0	US$	1,608.8
Real GDP Growth (or decline) (2)		1.3%		1.8%		1.2%		(3.9%)		4.6%
Population (million) (3)		207.7		208.5		210.1		211.8		213.3
GDP Per Capita (in US$ current prices)	US$	9,976.5	US$	9,190.7	US$	8,911.9	US$	6,838.1	US$	7,542.0
Unemployment Rate (4)		12.7%		12.3%		11.9%		13.5%		13.2%
IPCA Rate (5)		3.0%		3.8%		4.3%		4.5%		10.1%
IGP-DI Rate (6)		(0.4%)		7.1%		7.7%		23.1%		17.7%
Nominal Exchange Rate Change (7)		1.5%		17.1%		4.0%		28.9%		7.4%
Domestic Real Interest Rate (8)		6.8%		2.6%		1.6%		(1.7%)		(5.1%)
Balance of Payments (in US$ billions)
Exports		218.0		239.5		225.8		210.7		284.0
Imports		160.7		196.1		199.3		178.3		247.6
Current Account		(22.0)		(51.5)		(65.0)		(24.1)		(27.9)
Capital Account		0.4		0.4		0.4		0.3		0.2
Financial Account		(17.1)		(52.3)		(64.4)		(12.5)		(335.8)
Reserve Assets		5.1		2.9		(26.1)		(14.2)		14.0
Total Official Reserves		382.0		387.0		366.9		362.0		363.7
Public Finance (% of GDP) (9)
Central Government Primary Balance (10)		1.8%		1.7%		1.2%		10.0%		0.4%
Consolidated Public Sector Primary Balance (11)		1.7%		1.6%		0.9%		9.4%		-0.8%
Federal Public Debt (in R$ billions)
Domestic Federal Public Debt (DFPD or DPMFi)	R$	3,435.5	R$	3,728.9	R$	4,083.2	R$	4,766.2	R$	5,348.9
External Federal Public Debt (EFPD or DPFe)	R$	123.8	R$	148.2	R$	165.7	R$	243.5	R$	264.7
Federal Public Debt as % of Nominal GDP		54.0%		55.4%		57.4%		67.3%		64.7%
Total Federal Public Debt (in R$ billions) (12)	R$	3,559.3	R$	3,877.1	R$	4,248.9	R$	5,009.6	R$	5,613.7
General Government Gross and Net
General Government Gross Debt (GGGD or DBGG) (in R$ billions) (13)	R$	4,854.7	R$	5,272.0	R$	5,500.1	R$	6,615.8	R$	6,966.9
DBGG as % of GDP		73.7%		75.3%		74.3%		88.8%		80.3%
Public Sector Net Debt (NPSD or DLSP) (in R$ billions) (14)	R$	3,382.9	R$	3,695.8	R$	4,041.8	R$	4,670.0	R$	4,966.9
DLSP as % of GDP		51.4%		52.8%		54.6%		62.7%		57.2%

Note: Numbers may not total due to rounding

(1)	Converted into U.S. dollars based on the weighted average exchange rate for each applicable year, estimated as of December of each year.
(2)	Cumulative over four quarters per year.
(3)	Estimated.
(4)	Annual average unemployment rate.
(5)

Broad National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”), as reported by the National Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”)

(6)

The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one of multiple inflation indicators used in Brazil (IGP-DI being one of the most widely used). The IGP-DI is calculated by the Getúlio Vargas Foundation, an independent research organization.

(7)	Year-over-Year percentage change of the nominal exchange rate: (+) depreciation or (-) appreciation of the Real against the U.S. Dollar (sell side).
(8)	“Domestic Real Interest Rate” represents the accumulated Selic rate (Sistema Especial de Liquidação e Custódia or “Selic”), adjusted to exclude effects of IPCA.
(9)

Calculated using the “below the line” financial method, with respect to changes in the public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(10)

“Central Government” includes (i) the National Treasury (Secretaria do Tesouro Nacional); (ii) the Social Security System (Sistema da Previdência Social); and (iii) the Central Bank. “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(11)

“Consolidated Public Sector” includes (i) the Central Government, Regional Governments (including state and municipal governments); and (ii) the state-owned enterprises, with the exception of Petróleo Brasileiro S.A.—Petrobras (“Petrobras”) and Centrais Elétricas Brasileiras S.A.—Eletrobras (“Eletrobras”). “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(12)	Total Federal Public Debt, as reported by the National Treasury.
(13)

“General Government Gross Debt” (“General Government Gross Debt” or “DBGG”) defined as private- and public-sector financial debt of the federal, state and municipal governments, with the exception of (i) state-owned company debt (at all government levels); and (ii) Central Bank liabilities.

(14)

“Public Sector Net Debt” (“Public Sector Net Debt” or “DLSP”) refers to total liabilities of the non-financial public sector as deducted from public sector financial assets held by (i) non-financial private agents; (ii) public financial agents; and (iii) private financial agents. DLSP includes Central Bank assets and liabilities including international reserves and the monetary base.

Source: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury.

RECENT DEVELOPMENTS

COVID-19

As of July 4, 2022, Brazil had reported 32.5 million confirmed cases of the coronavirus commonly referred to as COVID-19, of which 672,033 were fatal (resulting in a 2.1% COVID-19 mortality rate in the country). Brazil has adopted several measures in response to the COVID-19 outbreak aimed at preventing mass contagion and overcrowding of Brazilian health service facilities, including, among other things, granting decision making authority to local governmental entities (i.e., states and municipalities) with respect to measures to be taken in response to the outbreak. Brazilian states and municipalities have taken extensive measures to limit the spread of the outbreak, including severe restrictions on business and economic activity.

As of July 4, 2022, 79.1% of the Brazilian population had completed the full COVID-19 vaccination cycle (two doses) and 86.12% of the population had received at least one dose of the COVID-19 vaccine. Vaccination for children under 12 years of age began in January 2022. As of July 4, 2022, 50.59% of the population had also received a third dose of the COVID-19 vaccine.

As of July 3, 2022, the Republic has received 69.5 million vaccine doses of the 354 million additional doses it expects to receive throughout the year.

The Republic has adopted several stimulus measures in reaction to the COVID-19 crisis. In 2021, the amount of expenditures related to such measures was R$121.4 billion. In 2022, an additional R$30.5 billion are forecasted to be spent on COVID-19 related measures, of which R$16.8 billion have already been spent as of June 30, 2022. These measures, as currently approved or proposed, include, among other things, (i) measures to provide financial assistance to individuals and companies, (ii) the allocation of resources for medical treatment for our citizens and investing in appropriate protective equipment, and (iii) the implementation of a plan for the purchase and administration of COVID-19 vaccines.

On April 13, 2021, the Senate initiated a parliamentary commission of inquiry (the “COVID-19 CPI”) to investigate allegations of misconduct in the public response to the COVID-19 pandemic (the “CPI Investigations”). The COVID-19 CPI investigations were conducted between April and October 2021 and focused on actions and omissions by the Federal Government and the mismanagement and misappropriation of federal resources by certain states and municipalities in addressing the COVID-19 pandemic. The investigations covered, among others, (i) the worsening of the sanitary crisis in the State of Amazonas due to the lack of oxygen supply for hospitalized patients resulting from mismanagement by the federal and state governments, (ii) alleged illicit acts, such as irregularities in contracts, fraud in bids, overbilling, and misappropriation of public funds by the Federal Government, (iii) the response of the Federal Government to the COVID-19 pandemic, including alleged neglect and delays in obtaining vaccines and adopting preventive measures, allegedly resulting in disproportionate death rates and social and economic impact on minorities in Brazil, (iv) the support and use of unproven drugs in response to the COVID-19 pandemic, and (v) the spread of false information relating to the COVID-19 pandemic, including by means of official media and public declarations by officials.

The final report of the COVID-19 CPI recommended the issuance of indictments against several public officials, including President Jair Bolsonaro. The report calls for criminal charges against President Jair Bolsonaro for deaths resulting from lack of action and mismanagement in handling the COVID-19 pandemic, allowing the virus to spread, among other crimes, such as charlatanism, forgery of private documents, and irregular use of public funds in the negotiation of vaccine Covaxin.

The COVID-19 CPI report also suggested changes to legislation focusing on, among others, (i) harshening of penalties for spread of false information and enhancing regulation over social media and the internet to identify and deter false information and fake profiles, (ii) increasing penalties for crimes committed by public officials in response to pandemics and other public crisis, and (iii) assuring social security protections to minorities, such as orphans of victims of COVID-19 and persons with continued symptoms. As of July 4, 2022, the office of the Brazilian public prosecutors (the “Public Prosecutors Office”) has opened 13 investigations based on the findings of the COVID-19 CPI report. The investigations involve (i) former Minister of Health Eduardo Pazuello, mainly relating to alleged neglect and delay in negotiating vaccines and the decision to cancel the negotiation of the CoronaVac vaccine, (ii) former Secretary Fabio Wajngarten, for alleged corruption, (iii) former Secretary Mayra Pinheiro, for the measures taken in response to the oxygen crisis in the State of Amazonas, among others. There are no investigations currently involving President Jair Bolsonaro or other federal officials in office as of the date of this report.

THE FEDERATIVE REPUBLIC OF BRAZIL

Political Developments

Corruption Investigations

On January 27, 2022, the Federal Court of the State of Brasília granted a motion to close pending criminal proceedings against former President Luiz Inácio Lula da Silva relating to an apartment located in Guarujá, São Paulo (the “Triplex Case”), under which former President Lula was accused of the charges of money laundering and active and passive corruption within the scope of Car Wash Operation (Operação Lava Jato). The Triplex Case was dismissed due to the statute of limitations applicable to former President Lula’s age (76 years).

On March 28, 2022, the Minister of Education Milton Ribeiro resigned after the Federal Police (Policia Federal—PF) initiated an inquiry to investigate alleged favoritism in the release of funds from the National Fund for the Development of Education (FNDE). On June 22, 2022, the Federal Police initiated Operation Paid Access (Operação Acesso Pago), which culminated in an investigation against former Minister Ribeiro. This investigation is still ongoing. On June 28, 2022, a parliamentary commission of inquiry (CPI) was also installed by the Senate to investigate the case.

Cabinet Changes

On March 30, 2022, Victor Godoy took office as Ministry of Education, replacing Milton Ribeiro.

On March 31, 2022, President Bolsonaro published a series of decrees to dismiss and replace certain ministers and secretaries of state, upon their request, to allow them to run for public office in the 2022 elections, which will take place in the second semester of 2022. Under the Ineligibility Law (Lei de Inegibilidade), ministers and secretaries of state who want to run for office in the elections are required to leave their positions at least six months in advance of the elections. Following the departure of such ministers and secretaries of state, on March 31, 2022:

•	Marcelo Sampaio took office as Ministry of Infrastructure, replacing Tarcísio Gomes de Freitas.

•	Marcos Montes Cordeiro took office as Ministry of Agriculture, Livestock and Supply, replacing Tereza Cristina.

•	Ronaldo Vieira Bento took office as Ministry of Citizenship, replacing João Roma.

•	José Carlos Oliveira took office as Ministry of Labor and Social Security, replacing Onyx Lorenzoni.

•	Carlos Alberto Gomes de Brito took office as Ministry of Tourism, replacing Gilson Machado.

•	Cristiane Rodrigues Britto took office as Ministry of Woman, Family and Human Rights, replacing Damares Alves.

•	Paulo César Rezende Alvim took office as Ministry of Science, Technology and Innovation, replacing Marcos César Pontes.

•	Daniel de Oliveira Duarte Ferreira took office as Ministry of Regional Development, replacing Rogério Marinho.

•	Célio Faria Júnior took office as Secretariat for the Presidency of the Government, replacing Flávia Carolina Péres.

•	Paulo Sérgio Nogueira de Oliveira took office as Ministry of Defense, replacing Walter Braga Netto.

In addition, on May 11, 2022, Adolfo Sachsida took office as Ministry of Mines and Energy, replacing Bento Albuquerque.

2022 Federal and State Elections

In the second semester of 2022, federal and state elections will be held in Brazil, including election for president, state governors and federal and state representatives. The first round of elections will take place on October 2, 2022. With respect to presidential and governors’ elections, in the event that none of the candidates for a specific office obtains the absolute majority of votes in the first round, a run-off election for such office will be held on October 30, 2022 with the two candidates receiving more votes in the first round. Political parties were required to register candidacies by August 15, 2022.

Legislative Reforms

On January 7, 2022, a law establishing a new regulatory framework for fluvial transportation in Brazil went into effect. This new law seeks to (i) diversify Brazil’s transportation services through increased incentives, (ii) encourage further competition in transportation services, (iii) expand Brazil’s fleet for navigation, (iv) stimulate the development of the national naval industry, and (v) provide incentives for investments from operations in port facilities.

Employment and Labor

Employment Levels

From January 1, 2022, to May 31, 2022 formal employment increased by 2.58%, with the creation of 1,051,503 jobs, compared to an increase of 3.06% from January 1, 2021, to May 31, 2021 with the creation of 1,161,199 jobs in the period.

In the first quarter of 2022, the unemployment rate in Brazil was 11.10%, unchanged compared to the fourth quarter of 2021 and a decrease of 3.8% compared to the first quarter of 2021.

Wages

As of January 1, 2022, the minimum monthly wage for 2022 was set at R$1,212.00, representing an increase of 10.18% compared to the 2021 minimum monthly wage of R$1,100.00.

The budgetary law for 2022 (“2022 Budgetary Guidelines”) estimated a minimum monthly wage of R$1,147.00, considering the National Consumer Price Index (Índice Nacional de Preços ao Consumidor or “INPC”) at 3.50%. However, in light of an effective INPC of 10.16% in 2021, on December 30, 2021, the Federal Government enacted a provisional measure to increase the minimum monthly wage to R$1,212.00, pursuant to the Constitution of the Republic, with the aim of avoiding loss in purchase power.

The minimum monthly wage for 2023 is currently forecasted at R$1,294.00, representing an increase of 6.77% compared to the 2022 minimum monthly wage of R$1,212.00.

Social Security

At May 31, 2022, (i) the monthly benefits accumulated in the preceding 12-month period paid by the Brazilian Social Security System increased by 5.77% compared to the immediately prior 12-month period; and (ii) the Brazilian Social Security System payments increased by 30.35%, when compared to May 31, 2021 (in real terms). This result is mainly due to the advance of the 13th salary of retirees and pensioners in May 2022.

Environment

In September 2019, the Attorney General’s Office (AGU) created a “Task Force in Defense of the Amazon” (Força-Tarefa de Defesa da Amazônia) to act on lawsuits aimed at defending priority public environmental policies of the Federal Government, the Brazilian Institute for the Environment and Renewable Natural Resources (IBAMA) and the Chico Mendes Institute for Conservation of Biodiversity (ICMBio) in the states that make up the Legal Amazon. In March 2022, the AGU announce that the Task Force in Defense of the Amazon has been extended until at least March 2023.

On June 28, 2021, President Bolsonaro authorized Brazil’s Armed Forces to intervene in the Amazon rainforest for the period of June 28, 2021 to August 31, 2021 to fight and prevent environmental crimes, including illegal deforestation. The Armed Forces will be working in coordination and collaboration with the National Counsel of Legal Amazon (Conselho Nacional da Amazônia Legal).

On March 25, 2022, the Ministry of the Environment and the Ministry of the of Justice and Public Security announced operation “Guardians of the Deforestation Biome” (Guardiões do Bioma Desmatamento). Focusing on combating deforestation and illegal fires in the Amazon region, the action will mobilize 1,200 agents from different public bodies and forces, including the Federal Police (Polícia Federal or PF), the Federal Highway Police (Polícia Ferroviaria Nacional or PRF), the National Public Security Force (Força Nacional de Segurança Pública), IBAMA and ICMBio, with the support of the public security forces of the states.

THE BRAZILIAN ECONOMY

Economy in 2022

In 2022, the Brazilian economy continues to be adversely affected by COVID-19, but is showing signs of recovery. See “Recent Developments—COVID-19.” After a rebound in economic activity, Brazil is currently experiencing supply shocks that are adversely affecting the entire economy, which can be explained mostly by external supply chain challenges due to the pandemic and the military conflict between Russia and Ukraine, new waves of infection by COVID-19 and the rise in local and global inflation.

Gross Domestic Product

In the first quarter of 2022, GDP increased by 1.00% compared to the fourth quarter of 2021. Compared to the first quarter of 2021, GDP increased by 4.70% in the first quarter of 2022 measured on a cumulative 12-month basis. The GDP results from the first quarter of 2022 were mainly influenced by electricity and gas, water, sewage, waste management activities, which increased by 6.6%, and other activities in service sectors, which increased by 2.2%, in each case compared to the fourth quarter of 2021.

Principal Sectors of the Economy

Public Utilities

Electricity prices are regulated by the Brazilian Electricity Regulatory Agency (Agência Nacional de Energia Elétrica or “ANEEL”) following a tariff flag system for electricity generation. The green, yellow, red flags (levels 1 and 2) indicate whether the energy will cost more or less depending on the generation conditions. The green flag corresponds to regular tariff price charged under regular hydrological conditions, and the yellow and red flags result in additional charges on top of regular tariffs, in case of moderate or severe water scarcity conditions. From September 1, 2021 through April 30, 2022, a red flag (also known as water scarcity flag) tariff was in place and progressively increasing energy tariffs by R$14.20 per 100kWh consumed in September 2021, an increase of 48.79% compared to the energy tariffs in July 2021. The adoption of the red flag was motivated by an increase in energy costs incurred by distributors due to the hydrological crisis experienced during this period in Brazil.

Following favorable hydrological conditions in recent months, on April 16, 2022, ANEEL replaced the red flag tariff with the green flag tariff, and from May 2022 onwards the additional charges were no longer imposed on electricity bills. According to the most recent forecast released by the Ministry of Mines and Energy, the expectation is that the green flag tariff will remain in force to all consumers until the end of the current year.

Consumers benefiting from the Electric Energy Social Tariff were already exempt from the red flag charges, paying the regular green flag tariff, published monthly by ANEEL. Similarly, residents of remote areas which are not connected to the National Integrated System, such as the state of Roraima, are exempt from yellow and red flags charges.

Privatizations

In 2022, the Investment Partnership Program (Programa de Parcerias de Investimentos or “PPI”) is expected to include 153 active projects, totaling R$389.3 billion in investments, including 26 airports, 10 roads and 4 railways concessions. In addition, the Federal Government will assist states and municipalities in carrying out several other projects involving water supply and waste disposal concessions.

On July 12, 2021, the law authorizing the privatization of the state-owned electricity holding company Eletrobras (the “Eletrobras Privatization Law”) went into effect. Eletrobras is considered the largest energy company in Latin America. The privatization aims to enable the company to improve its investment capacity in the generation and transmission of electricity and contribute to the development of the Brazilian energy sector. On February 15, 2022, the privatization was approved by the Federal Audit Court (Tribunal de Contas da Uniao or “TCU”) and on February 22, 2022 the shareholders of Eletrobras approved the privatization model proposed by the company’s management, which involved a public offering of the company’s share in Brazil and abroad to reduce the Federal Government’s participation in the voting capital to a percentage equal or lower than 45%. On May 18, 2022, the Federal Audit Court also approved, by 7 votes to 1, the privatization model of Eletrobras.

On June 9, 2022, Eletrobras priced its public offering of 697,476,856 common shares, including 9,783,100 American Depositary Shares (“ADSs”), without taking into consideration the overallotment option. The price per share to the public was set at R$42.00, resulting in an aggregate price of R$29,294,027,952.00. The ADSs were offered and sold to the public at a price of U.S.$8.63 per ADS (including an ADS issuance fee of U.S.$0.05 per ADS). In addition, BNDES Participações S.A. – BNDESPAR, as shareholder of Eletrobras, conducted a secondary offering of 69,801,516 shares owned by BNDESPAR at the same price as the primary offering. Settlement of the offerings occurred on June 14, 2022 (except for the common shares subject to the over-allotment option, which if exercised is expected to settle on July 14, 2022). As a result of these offerings, the Federal Government’s share in Eletrobras voting capital declined from 72% to 45%, before the potential exercise of the overallotment option.

FINANCIAL SYSTEM

Monetary Policy and Money Supply

Selic

The Selic interest rate is the is the main monetary policy instrument available to the Central Bank. The monetary policy transmission mechanisms are the channels through which changes in the Selic affect the behavior of other economic variables, mainly prices and output. Monetary policy affects prices in the economy by influencing (i) the decision between consumption and investment by families and companies, (ii) the exchange rate, (iii) the price of assets, and (iv) credit availability, among others.

When the Selic rate rises, real interest rates also tend to rise. The increase in the real interest rate, in turn, can lead to a decrease in investments by companies and a decrease in consumption by families - which, in turn, tends to reduce the demand for goods and services in the economy, contributing to for the reduction of inflation.

On June 15 2022, the Central Bank Monetary Policy Committee (Comitê de Política Monetária or “COPOM”) increased the Selic interest rate to 13.25% per annum.

Inflation

From January 1, 2022, to May 31, 2022 the IPCA increased by 4.7%. With respect to the 12-month period ended on May 31, 2022, the index increased 11.73%, 0.40% below the rate of 12.13% registered in the 12 immediately previous months.

COPOM publishes a number of inflation projections based on different hypothetical scenarios. In its baseline scenario, assuming an interest rate path extracted from the Focus survey (a survey of market expectations for economic indicators carried out by the Banco Central do Brasil or “BCB”) and exchange rate starting at R$4.95/US$1 and evolving according to the purchase power parity (PPP), inflation projections stand at 7.3% for 2022 and 3.4% for 2023. This scenario assumes a path for the Selic rate that ends 2022 at 13.25% per annum and decreases to 9.25% per annum in 2023. In this scenario, inflation projections for administered prices are 6.4% for 2022 and 5.7% for 2023.

For 2023, the National Monetary Council (Conselho Monetário Nacional - “CMN”) set the inflation target at 3.25% with a tolerance range of plus or minus 1.5%.

Foreign Exchange Rates

Foreign Exchange Rates

The Brazilian Real-U.S. Dollar exchange rate, as published by the Central Bank, was R$5.3038 to US$1.00 (sell side) on July 4, 2022.

Financial Institutions

BNDES

In April 2022, the CMN increased the long-term interest rate used for loans granted by the Brazilian National Development Bank (Banco Nacional do Desenvolvimento Econômico e Social or “BNDES”) (Taxa de Juros de Longo Prazo or “TJLP”) from 6.02% to 6.82% per annum for the second quarter of 2022. As of June 2022, the long-term rate (Taxa de Longo Prazo or “TLP”) applicable for new BNDES loans was IPCA, plus 5.01% per annum.

Banking Supervision

Loan Loss Reserves

As of February 2022, credit operations in arrears for over 90 days were at 2.52%, a 0.06% increase compared to January 2022 (2.46%). As of February 2022, the level of credit operations in arrears with respect to credits granted to families was 3.33%, a 0.12% increase compared to January 2022 (3.21%). Arrears of credits provided to legal entities had a slight decrease in February 2022, when compared to January 2022 (from 1.39% to 1.37%).

BALANCE OF PAYMENTS

As of February 28, 2022, the current account registered a deficit of US$26.10 billion (1.59% of GDP) for the preceding 12-month period. For the same period, (i) the capital account registered a surplus of approximately US$234.50 million, (ii) the financial account registered a deficit of US$32.57 billion and (iii) foreign direct investment amounted to US$50.68 billion (3.09% of GDP).

As of April 26, 2022, international reserves volume amounted to US$ 346.85 billion (22.12% of GDP).

PUBLIC FINANCE

The following table sets forth revenues and expenditures of the Federal Government from 2018 through 2021 and the budgeted amounts for 2022.

Table No. 2

Primary Balance of the Central Government (1)

(In Billions of Reais)

	2018	2019	2020	2021	2022 Budget(5)
1 – Total Revenues	1,812.5	1,917.5	1,666.4	2,026.6	2,167.1
1.1 – RFB Revenues (2)	1,102.9	1,111.2	1,021.6	1,255.7	1,332.2
1.2 – Fiscal Incentives	(0.0)	(0.1)	(0.2)	(0.2)	(0.1)
1.3 – Social Security Net Revenues	475.9	484.7	458.9	483.8	531.5
1.4 – Non- RFB Revenues	233.7	321.7	186.0	287.3	303.5
2 – Transfers by Sharing Revenue	312.7	338.2	299.7	370.8	444.71
3 – Total Net Revenue	1,499.8	1,579.3	1,366.7	1,655.8	1,722.4
4 – Total Expenditures	1,645.1	1,690.1	2,216.0	1,693.8	1,787.9
4.1 – Social Security Benefits	713.5	734.9	755.8	746.0	788.7
4.2 – Personnel and Social Charges	362.8	367.3	365.2	345.6	341.3
4.3 – Other Mandatory Expenditures	245.4	229.3	820.8	321.8	279.5
4.4 – Discretionary expenditures – All Branches	323.3	358.6	274.2	280.4	378.3
5 – Brazilian Sovereign Wealth Fund (FSB)	0.0	0.0	0.0	0.0	0.0
6 – Primary Balance (3)	(145.2)	(110.8)	(849.3)	(38.0)	(65.5)
7 – Methodological Adjustment	8.2	8.0	2.2	(0.4)	—
8 – Statistical Discrepancy	(3.2)	(0.6)	(4.5)	(0.5)	—
9 – Central Government Primary Balance (4)	(140.2)	(103.4)	(851.5)	(38.8)	—
10 – Nominal Interest	(378.2)	(364.0)	(303.7)	(424.5)	—
11 – Central Government Nominal Balance (4)	(518.5)	(467.4)	(1,155.2)	(463.4)	—

Note:	Numbers may not total due to rounding.

(1)	Consolidated accounts of (i) the National Treasury; (ii) Social Security System; and (iii) the Central Bank.
(2)	Brazilian Federal Tax Authority (RFB).
(3)	Calculated using the “above the line” method, with respect to the difference between the revenues and expenditures of the public sector.
(4)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by positive numbers and deficits are represented by negative numbers.

(5)	Estimates in 2022 Budget Guidelines and reviewed by the Primary Revenue and Expenditure Report (May 2022).

Source: National Treasury Secretariat.

The following table sets forth the expenditures of the Federal Government by function for 2018 through 2021 and the budgeted amounts for 2022. The figures in the table below are not directly comparable to those set forth in Table No. 2 above, entitled “Primary Balance of the Central Government”, given that the expenditures set forth in Table No. 2 were calculated in accordance with the International Monetary Fund (“IMF”) methodology, which does not include, among other things, debt service expenditures and certain financial investments (which, in turn, are accounted for in the numbers set forth in Table No. 3 below).

Table No. 3

Expenditures of the National Treasury by Function

(In Millions of Reais)

	2018	2019	2020	2021	2022 Budget (1)
Legislative	6,373.8	6,573.1	6,305.4	6,428.5	9,435.54
Judiciary	31,068.7	32,621.9	31,448.0	31,549.4	42,968.46
Essential to Justice	6,040.1	6,426.9	6,635.8	6,663.2	8,803.79
Administration and Planning	25,988.3	22,978.8	22,229.0	22,503.6	26,799.38
National Defense	71,058.7	78,465.7	76,588.4	78,191.7	85,157.51
Public Security	8,216.4	8,449.2	9,872.1	9,613.5	13,074.18
Foreign Affairs	3,002.1	3,093.7	3,647.0	3,652.3	4,205.06
Social Assistance	87,977.1	94,914.7	412,348.8	161,127.0	170,387.12
Social Security	681,663.7	725,885.6	764,238.7	804,532.0	883,604.26
Health	107,759.5	113,907.8	151,122.6	161,392.8	149,089.81
Labor	70,861.2	72,480.8	75,874.9	65,833.2	92,634.34
Education	90,927.8	88,224.8	82,166.2	90,093.9	124,412.58
Culture	960.2	715.7	581.2	584.9	1,724.36
Citizenship Rights	929.7	828.9	885.8	597.6	1,217.17
Urban Planning	1,648.1	1,383.2	1,270.6	1,123.5	7,472.68
Housing	5.7	11.7	2.0	2.1	34.10
Sanitation	558.6	454.2	825.7	445.5	342.23
Environmental Management	3,471.0	3,158.2	3,433.2	2,894.1	3,783.39
Science and Technology	6,194.5	6,278.8	6,011.3	4,728.7	13,458.71
Agriculture	15,151.6	14,355.2	12,438.8	16,036.7	25,380.31
Agricultural Organization	1,571.4	1,345.9	1,287.8	983.3	2,064.42
Industry	1,917.5	1,610.1	1,458.4	1,471.1	1,567.83
Commerce and Services	2,645.5	1,782.6	6,908.7	1,683.3	4,428.07
Communications	1,089.0	1,122.6	1,491.0	1,961.2	3,668.79
Energy	1,753.1	2,261.5	1,223.9	1,568.1	1,689.33
Transportation	11,352.9	8,530.8	7,756.9	6,432.2	19,907.83
Sports and Leisure	286.9	159.3	101.7	213.9	978.09
Special Charges (2)	948,277.2	957,429.6	1,151,227.9	1,009,336.7	2,980,717.27
Contingency Reserve (3)	—	—	—	—	51,018.16
Subtotal	2,188,750.3	2,255,451.5	2,839,381.7	2,491,644.2	4,729,990.69
Refinancing Charges	450,198.3	476,775.2	723,323.4	1,399,617.9
Total	2,638,948.7	2,732,226.7	3,562,705.1	3,891,262.1	4,729,990.69

(1)	Estimates.
(2)

Special Charges includes expenses that cannot be associated with goods or services generated in the functioning of the Federal Government, including with respect to debt service, debt refinancing, reimbursements, indemnifications, and other similar expenses.

(3)

The Contingency Reserve is outlined in the Annual Budget (Lei Orçamentária Anual) and may be used for additional lines of credit related to contingent liabilities, unexpected fiscal events, and other unexpected events or risks.

Source: Ministry of the Economy /National Treasury Secretariat and Federal Budget Secretariat.

2022 Budget

The 2022 Budgetary Guidelines set a nominal primary deficit of R$177.49 billion (2.00% of estimated GDP) for the consolidated public sector in 2022. The macroeconomic parameters contemplated by the bill anticipate inflation at 3.50% and a projected GDP growth of 2.50% for 2022. The 2022 Budgetary Guidelines were sent to Congress for approval on April 15, 2021 and were enacted on August 20, 2021. On December 21, 2022, the 2022 budget law was approved by Congress and was enacted on January 21, 2022 (the “2022 Budget Law”).

The following table sets forth the assumptions that were included in the 2022 Budget Law. There is no assurance that such assumptions will prevail, and it is likely that such outcomes will vary.

Table No. 4

Principal 2022 Budget Assumptions

As of May, 2022
Gross Domestic Product
Nominal GDP (billions of Reais)	9,710.92
Real GDP Growth	1.50%
Inflation
Domestic Inflation (IPCA)	7.90%

Source: Federal Budget Secretariat (SOF) and Economic Policy Secretariat (SPE).

2023 Budget

The budgetary law proposal for 2023 (the “2023 Budgetary Guidelines Proposal” or “PLDO 2023”), sent to the National Congress on April 15, 2022, set a nominal primary deficit of R$69.01 billion (0.66% of estimated GDP) for the consolidated public sector for 2023. The macroeconomic parameters contemplated by the bill anticipate inflation at 3.3% and a projected GDP growth of 2.50% for 2023.

Table No. 5

Principal 2023 Budget Assumptions

As of April, 2022
Gross Domestic Product
Nominal GDP (billions of Reais)	10,470.3
Real GDP Growth	2.50%
Inflation
Domestic Inflation (IPCA)	3.30%

Source: Federal Budget Secretariat (SOF) and Economic Policy Secretariat (SPE).

Fiscal Balance

In April 2022, the consolidated public sector registered a primary surplus of R$38.88 billion. For the 12-month period ended April 30, 2022, the accumulated balance registered a surplus of R$137.38 billion (1.52% of GDP).

In May 2022, the Brazilian Social Security System registered a deficit of R$46.95 billion, 53.28% higher (in real terms) than the deficit registered in May 2021. For the 12-month period ended May 31, 2022, the deficit of the Brazilian Social Security System totaled R$286.41 billion (in real terms). At current market prices, the deficit accumulated in the preceding 12-month period ended on May 31, 2022, reached R$270.83 billion.

PUBLIC DEBT

Public Debt Indicators

Public Sector Net Debt

As of April 20, 2022, Public Sector Net Debt was R$5,227.62 billion (57.86% of GDP) compared to R$4,655.46 billion (59.36%% of GDP) as of April 30, 2021.

General Government Gross Debt

As of April 30, 2022, General Government Gross Debt was R$7,075.13 billion (78.31% of GDP) compared to R$6,665.28 billion (84.99% of GDP) as of April 30, 2021.

Federal Public Debt

The following table presents Brazil’s Federal Public Debt profile as of May 31, 2022.

Table No. 6

Federal Public Debt Profile

	May/2022		May/2022	Abr/2022		Abr/2022	May/2021		May/2021
			%			%			%
Federal Public Debt (R$ Billion)	R$	5,702.23	100.0%	R$	5,589.95	100.0%	R$	5,171.23	100.0%
Domestic	R$	5,475.96	96.0%	R$	5,359.76	95.9%	R$	4,940.49	95.5%
Fixed-rate	R$	1,551.80	27.2%	R$	1,507.19	27.0%	R$	1,704.00	33.0%
Inflation-linked	R$	1,813.48	31.8%	R$	1,790.23	32.0%	R$	1,393.79	27.0%
Selic rate	R$	2,098.37	36.8%	R$	2,049.16	36.7%	R$	1,830.27	35.4%
FX	R$	238.57	4.2%	R$	243.37	4.4%	R$	243.17	4.7%
Others		—	0.0%		—	0.0%		—	0.0%
External (R$ Billion)	R$	226.27	4.0%	R$	230.19	4.1%	R$	230.75	4.5%
Maturity Profile
Average Maturity (years)		3.9			4.0			3.9
Maturing in 12 months (R$ Billion)	R$	1,332.5		R$	1,144.5		R$	1,185.6
Maturing in 12 months (%)		23.4%			20.5%			22.9%

Source: National Treasury.

On January 26, 2022, the National Treasury released an Annual Borrowing Plan for 2022.

Table No. 7

Annual Borrowing Plan 2022(1)

	Limits for 2022
	Minimum	Maximum
Stock of Federal Public Debt (R$ Billion)
Federal Public Debt	6,000.0	6,400.0
Composition—%
Fixed Rate	24.0	28.0
Inflation Linked	27.0	31.0
Floating Rate	38.0	42.0
Exchange Rate	3.0	7.0
Maturity Profile
% Maturing in 12 months	19.0	23.0
Average Maturity (years)	3.8	4.2

(1)	As published on January 26, 2022.

Source: National Treasury.

Public Debt Management

Golden Rule

Based on the 2023 Budgetary Guidelines Proposal, budget execution is expect to be in compliance with the Golden Rule (as defined below). However, given the expected fiscal scenario, the Federal Government will be required to constantly monitor budget execution, with the possibility that it will need to resort to credit operations in an amount greater than capital expenditures, since the margins projected are only slightly positive of R$ 17.35 billion.

As of May 20, 2022, the budget execution is within the Golden Rule margin, in the amount of R$ 15.7 billion. For additional information on the Golden Rule, please refer to “Golden Rule” in the “Public Debt” section.

Internal Public Debt

Internal Public Debt Levels

In accordance with the fiscal consolidation program promoted by the Federal Government, new BNDES Early Repayments were settled in 2022, totaling 17.31 billion, which resulted in total payments, including regular payments, of R$22.66 billion as of June 13, 2022. The proceeds of BNDES Early Repayments will be used by the National Treasury exclusively for public debt relief and compliance with the Golden Rule.

Regional Public Debt (State and Municipal)

Federal Government Guarantees

As of April 30, 2022, the Federal Government had paid a total of R$44.54 billion in liabilities incurred by states and municipalities. The largest payments were attributed to (i) the State of Rio de Janeiro (R$27.34 billion), pursuant to the Special Recovery Regime (as defined below), (ii) the State of Minas Gerais (R$11.43 billion), (iii) the State of Goiás (R$3.15 billion), (iv) the State of Rio Grande do Norte (R$460.17 million), (v) the State of Amapá (R$366.76 million), and (vi) the State of Pernambuco (R$354.85 million). The Federal Government is currently prevented by the Federal Supreme Court (Supremo Tribunal Federal or the “STF”) from recovering for any guarantees granted pursuant to the Special Recovery Regime. For more information on Federal Government guarantees, please refer to “Special Recovery Regime” in the “Public Debt” section.

Rating Agencies

In April 2022, Moody’s confirmed Brazil’s long term foreign currency sovereign credit rating at Ba2, maintaining a stable outlook. In June 2022, Standard & Poor’s confirmed Brazil’s long term foreign currency sovereign credit rating at BB-/B, maintaining a stable outlook.

THE FEDERATIVE REPUBLIC OF BRAZIL

Geography and Population

Brazil is the fifth largest country in the world and occupies nearly half of the land area of South America, sharing borders with every country in South America except for Chile and Ecuador. Brazil is divided into 26 states and the Federal District, where the country’s capital, Brasília, is located. Brazil’s official language is Portuguese.

As of December 31, 2021, Brazil’s estimated population was 213.3 million.

According to the most recent demographic census conducted from August to October 2010, the average age of the Brazilian population was 32.3 years. The next census, which was scheduled to be held from August through October 2020, was postponed due to the COVID-19 pandemic, and will be held from August through October 2022.The following table sets forth the age distribution of the Brazilian population as of 2010.

Table No. 8

Brazilian Population Distribution by Age and Gender

Age	Number of Men	Percentage of Men	Number of Women	Percentage of Women
0-4 years	7,016,987	3.7%	6,779,172	3.6%
5-9 years	7,624,144	4.0%	7,345,231	3.9%
10-14 years	8,725,413	4.6%	8,441,348	4.4%
15-19 years	8,558,868	4.5%	8,432,002	4.4%
20-24 years	8,630,227	4.5%	8,614,963	4.5%
25-29 years	8,460,995	4.4%	8,643,418	4.5%
30-34 years	7,717,657	4.0%	8,026,855	4.2%
35-39 years	6,766,665	3.5%	7,121,916	3.7%
40-44 years	6,320,570	3.3%	6,688,797	3.5%
45-49 years	5,692,013	3.0%	6,141,338	3.2%
50-54 years	4,834,995	2.5%	5,305,407	2.8%
55-59 years	3,902,344	2.0%	4,373,875	2.3%
60-64 years	3,041,034	1.6%	3,468,085	1.8%
65-69 years	2,224,065	1.2%	2,616,745	1.4%
70-74 years	1,667,373	0.9%	2,074,264	1.1%
75-79 years	1,090,518	0.6%	1,472,930	0.8%
80-84 years	668,623	0.4%	998,349	0.5%
85-89 years	310,759	0.2%	508,724	0.3%
90-94 years	114,964	0.1%	211,595	0.1%
95-99 years	31,529	0.0%	66,806	0.0%
Over 100 years	7,247	0.0%	16,989	0.0%
Total Brazil	190,755,799

Source: IBGE.

According to the United Nations’ Human Development Report Office, over the past three decades, Brazil has made significant progress in improving social welfare. From 1990 to 2020, (i) life expectancy increased by 14.7% from 66.3 years in 1990 to 76.1 years in 2020; and (ii) infant mortality decreased by more than 75% from 52.6 per 1,000 live births in 1990 to 13.1per 1,000 live births in 2020.

According to the World Bank, real GDP per capita adjusted for purchasing power parity rose by approximately 136% from US$6,836.15 in 1990 to US$16,160.65 in 2021. In addition, the reduction in inflation under the Federal Government’s stabilization program, the Plano Real, and the consequent reduction in the rate of erosion of purchasing power have improved the social welfare of many lower-income Brazilians.

The following table sets forth comparative GDP per capita figures and other selected comparative social indicators.

Table No. 9

Social Indicators

	Brazil	Chile	Colombia	Mexico	U.S.
Real GDP per Capita (1)	$14,835.4	$25,110.2	$14,931.1	$18,444.1	$63,593.4
Life Expectancy At Birth (Years) (2)	76.1	80.3	77.5	75.1	78.9
Infant Mortality Rate (Per 1,000 Births) (2)	13.1	5.8	11.4	11.8	5.4
Adult literacy rate (3)	93.2%	96.4%	95.6%	95.3%	n.a.

(1)

GDP per capita estimates here are derived from purchasing power parity (PPP) calculations with current international dollars. PPP GDP is gross domestic product converted to international dollars using purchasing power parity rates. An international dollar has the same purchasing power over GDP as the U.S. dollar has in the United States. 2020 values.

(2)	Data refers to the most recent year available: 2020
(3)	Data refers to the most recent year available (2020 for Colombia and Mexico, 2018 for Brazil, and 2017 for Chile).

Source: World Bank

Form of Government

Brazil is a democratic federative republic. Its Constitution, enacted in 1988, grants broad powers to the Federal Government. Brazil’s 26 states are designated as autonomous entities within the federative union and have all powers that the Constitution does not preempt. The Constitution reserves to the Federal Government the exclusive power to legislate in certain areas, such as monetary systems, foreign affairs and trade, social security and national defense.

The Government

The Constitution provides for three independent branches of government: an executive branch, a bicameral legislative branch, and a judicial branch.

The executive branch is headed by the president, who is elected by direct vote for a term of four years and may only be re-elected for one consecutive term. The President’s powers include appointing ministers and key executives in selected administrative positions. The president may also issue decrees subject to National Congress confirmation (medidas provisórias) for a period of 60 days, extendable for a single period of 60 days, with the same scope and effect as legislation enacted by the National Congress. If confirmed by the National Congress, such decrees are enacted as law. Decrees subject to National Congress confirmation may not be used for certain matters, such as implementation of multi-year plans and budgets, the seizure of financial or other assets and any matters that the Constitution specifically requires National Congress to regulate through law.

The legislative branch of the Federal Government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate is composed of 81 senators, elected for staggered eight-year terms. Each state and the Federal District may elect three senators. The Chamber of Deputies has 513 deputies, elected for concurrent four-year terms. The number of deputies from each state is proportional to the size of its population, with each state entitled to a minimum of eight deputies and a maximum of 70 deputies, regardless of population size.

Judicial power is exercised by the STF, the federal regional courts, military courts, labor courts, electoral courts and several lower level courts. The STF has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on constitutional matters. The Superior Court of Justice (Superior Tribunal de Justiça or “STJ”) is responsible for standardizing the interpretation of federal law. The members of both the STF and the STJ are appointed by the president and ratified by the Senate.

At the state level, executive power is exercised by governors elected for four-year terms, legislative power is exercised by state deputies also elected for four-year terms, and judicial power is vested in state courts, with the possibility of appeals being filed with the STJ and STF. At the local level, municipalities also hold certain autonomy and hold elections for four-year terms for both executive and legislative powers. Legislative power is exercised by local councils mostly in relation to matters of local interest.

Political Developments

Corruption Investigations

Multiple investigations into public corruption have been ongoing since 2014. The investigations, which initially targeted an alleged bribery, money laundering and embezzlement scheme involving the provision of goods and services to Petrobras, a majority state-owned company, grew in scope to encompass wide-reaching anti-corruption investigations in many stages and later extended to other investigations involving the construction of sports arenas and other public contracts. Those investigations are still ongoing and could result in further developments.

From April 2021 to November 2021 a parliamentary commission of inquiry (CPI) installed by the Senate investigated alleged actions and omissions by the Federal Government in the public response to the COVID-19 pandemic as well as alleged and misappropriation of federal resources by certain states and municipalities. The Public Prosecutor’s Office initiated several investigations based on the CPI’s findings, which include investigations against former ministers and officials. Such investigations are ongoing.

On July 30, 2021, the investigation by the Attorney General of Brazil into allegations made by former Minister of Justice and Public Security Sergio Moro with respect to certain alleged criminal activities conducted by President Bolsonaro was reinstated. The investigation is under the supervision of the STF.

Cabinet Changes

On July 27, 2021, Onyx Dornelles Lorenzoni took office as Ministry of Labor and Social Affairs. The Ministry of Labor and Social Affairs was integrated into the Ministry of the Economy (Ministério da Economia) in January 2019 and was reinstated as a separate ministry on July 27, 2021.

On July 28, 2021, Ciro Nogueira was appointed as Minister of Chief of Staff.

On August 6, 2021, Bruno Bianco was appointed as Attorney-General for the Federal Government and replaced André Mendonça. On December 16, 2021, André Mendonça joined the Federal Supreme Court as a judge, as a result of the retirement of Marco Aurélio de Mello from the court.

Legislative Reforms

On January 24, 2021, the new bankruptcy regime, which aims to revise the framework for both judicial and extrajudicial restructurings and modernize the Republic’s existing bankruptcy regime, became effective.

On February 24, 2021, the new Central Bank independence law, which aims to limit political interference with the authority of the Central Bank, became effective.

On April 1, 2021, the new bidding law for the public sector, which aims to reform the existing framework that governs how the government enters into contracts with private parties for the provision of goods and services in order to reduce instances of corruption and fraud, became effective.

On April 9, 2021, the new regulatory framework for natural gas, which establishes a competitive market for natural gas with the aim of attracting new investments to the sector, reducing costs and reducing the consumption of natural gas, became effective.

On June 25, 2021, the Minister of Economy sent a tax reform bill to Congress, which includes measures to (i) simplify the existing income tax framework, (ii) reduce tax distortions and (iii) end certain income tax privileges without reducing revenues for the Federal Government (the “Tax Reform Bill”). The Tax Reform Bill is currently pending congressional approval.

On July 12, 2021, the Eletrobras Privatization Law went into effect. Eletrobras is considered the largest energy company in Latin America. See “Privatization” in the Recent Developments section for further details.

On December 23, 2021, a new law establishing a new regulatory framework for rail transportation went into effect. This law was designed to facilitate private investments in the construction of railways, in the use of idle railway networks and in the provision of rail transport services.

On August 26, 2021, a new law simplifying the procedures and rules for incorporating private companies in Brazil went into effect. This law eliminates bureaucratic steps and reduces the expected time to incorporate companies in Brazil, aiming to improve the country’s position in the World Bank’s Doing Business ranking, in which Brazil ranked 124th in 2020.

On December 8, 2021, the National Congress approved Constitutional Amendment No. 46/21 altering some of the rules governing fiscal responsibility and the payment of precatórios (the “Constitutional Amendment”). Precatórios are public treasury obligations that result from judicial rulings. The Constitutional Amendment allowed the payment of precatórios in installments and established an annual limit for precatórios payments for the period of 2022 through 2026. Once the cap is reached, precatórios payments are rolled over to the following fiscal years. All precatórios issued continue to be due. The amendments aim to allow the Republic to fulfil its payment obligations, while complying with the annual ceiling on public spending. The Constitutional Amendments also modified the window for consideration of the index of inflation used for the calculation of the public spending ceiling – which is now considered from January to December of each year (instead of from July to June as per the previous legislation).

On December 30, 2021, a new legal framework for the Foreign Exchange Market aiming to improve business environment in Brazil, expand the use of Brazilian currency in international transactions and open space for Brazilian banks and financial institutions to invest in funds in Brazil or abroad went into effect.

Foreign Affairs, International Organizations and International Economic Cooperation

Brazil maintains diplomatic and trade relations with almost every nation in the world. It has been a member of the United Nations since 1945 and is an original member of the IMF, the World Bank, the World Trade Organization, the Inter-American Development Bank, the Inter-American Investment Corporation, the African Development Bank Group, the New Development Bank and the International Fund for Agricultural Development.

In addition, Brazil is a member of several other organizations including, but not limited to, the Group of Twenty (G-20) and the Mercosul. In 2016, Brazil joined the Paris Club and signed the Paris Climate Change accord. Brazil also has several international bilateral agreements in place that promote economic cooperation.

Employment and Labor

Employment Levels

The Secretariat of Labor (Secretaria do Trabalho) reports Brazilian employment statistics in terms of formal employment. Formal employment comprises employment that is registered with the Secretariat of Labor and subject to social security contributions by employers. According to the Secretariat of Labor statistics report, formal employment in Brazil increased by 7.08% in 2021 (equivalent to approximately 2,730,597 jobs).

In the fourth quarter of 2021, the unemployment rate in Brazil was 11.1%, a decrease of 3.0% compared to the fourth quarter of 2020. The average unemployment rate for 2021 was 13.2%.

Wages

Federal guidelines for minimum wage adjustments applicable in 2021 were based on maintaining purchase power to align with inflation and interest rates. The minimum monthly wage for 2021 was set at R$1,100.00, an increase of 5.3% compared to 2020.

Real average income (on a monthly basis) for the fourth quarter of 2021 was R$2,447, a reduction in relation to the third quarter of 2021 (R$2,538) and in relation to the fourth quarter of 2020 (R$2,742).

Social Security

Under Brazil’s state-operated social security and pension system, employers are generally required to contribute 20% of each employee’s wages to the system on a monthly basis. In 2021, monthly benefits paid by Brazil’s state-operated social security and pension system decreased by 1.3% in relation to 2020.

As of January 1, 2021, the monthly lower and upper limits of social security pensions paid to private sector retirees were R$1,100.00 and R$ 6,433.57, respectively.

The law providing for reform of the Brazilian Social Security System went into effect on November 13, 2019. The law established new minimum age requirements for retirement, a new minimum contribution period and transition rules.

State-Owned Enterprises

Corporate Enterprises

Brazil has two types of state-owned enterprises: public enterprises and mixed-ownership companies. Public enterprises, which can exist in any legally permissible corporate form, are wholly owned by the states or the Federal Government and are created by specific laws to carry out economic activities. Examples of federal public enterprises are BNDES and the Federal Savings Bank (Caixa Economica Federal or “CEF”). Mixed-ownership companies are corporations majority-owned by the Federal Government or state governments. Petrobras, Banco do Brasil and Eletrobras are examples of mixed-ownership companies.

Autonomous Institutions and Public Foundations

Brazil has autonomous institutions and public foundations. Autonomous institutions, such as the Central Bank and the Brazilian Securities Commission (Comissão de Valores Mobiliarios or “CVM”), carry out public functions that require decentralized financial and operational management. Public foundations are public non-profit entities with administrative autonomy that manage their own assets. Their expenses are financed by the Federal Government and other sources.

Private Parties

Under Brazilian law, private parties may only engage in public activities with authorization of the Federal Government. Through public concessions, the Federal Government has authorized private parties to participate in areas formerly reserved to the Federal Government under the Constitution, including broadcasting and telecommunications, electric power service and facilities and hydroelectric power generation. Nuclear energy, as well as mining and processing of radioactive ores, minerals and their by-products, remain under the Federal Government’s monopoly.

Environment

The Constitution grants citizens the right to a clean environment and imposes duties on the Federal Government, the states, the Federal District and municipalities to protect the environment, take measures against pollution and protect fauna and flora. At the federal level, the Ministry of the Environment (Ministério do Meio Ambiente) formulates and implements environmental policies, the National Council on the Environment (Conselho Nacional do Meio Ambiente) prepares environmental regulations and the Brazilian Institute of the Environment and Renewable National Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis or “IBAMA”) supervises and oversees the application of environmental regulations.

Over the past four decades, Brazil has increased its efforts to improve the environment and ensure long-term sustainable economic development. The Federal Government’s efforts have focused on combating deforestation, promoting the recovery and reasonable use of biological diversity and expanding protected areas. The Brazilian Forest Code (Código Florestal Brasileiro), enacted in 2012, establishes rules designed to restore lands damaged due to non-compliance with preservation rules, in addition to legal reserves (portions of privately-owned land preserved for natural resources) and permanent preservation areas, which are subject to certain preservation requirements.

Sustainable development is also at the core of Brazilian foreign policy. In 2021, Brazil presented its new Nationally Determined Contribution related to the Paris Climate Change Accord, in which the Republic committed to reduce its greenhouse gas emissions by 37%, in comparison to 2005, by 2025. Additionally, Brazil committed to reduce its emissions by 43%, in comparison to 2005, by 2030. The Republic increased its previous targets and is among the few countries that has committed to target reduction for 2025 and 2030.

Brazil has one of the world’s largest reserves of tropical rainforest and freshwater biodiversity, and, according to the Ministry of Mines and Energy (Ministério de Minas e Energia), one of the cleanest energy consumption profiles in the industrialized world, with 79% of all energy capacity production derived from renewable sources in December 2021.

Brazil is also the world’s second-leading producer of ethanol fuel.

Education

The Federal Government provides centralized guidelines for public and private education at all levels and coordinates the National Board of Education, which evaluates and sets general rules on education. State and municipal governments are responsible for funding free public education for all children up to the completion of secondary education.

Primary and Secondary Education

Primary education has become almost universal for children in Brazil, according to the Ministry of Education (Ministério da Educação), and it continues to improve in terms of both quality and access. In primary schools, students have access to a range of support programs to ensure student retention, including the Family Grant (Bolsa Família), a conditional cash allowance program linked in part to school attendance. Public schools also provide free meals, textbooks, healthcare and transportation. As of December 31, 2021, (i) 26.5 million students attended the primary school system; and (ii) 7.8 million students attended the secondary school system.

Higher Education

The University for All Program (Programa Universidade para Todos or “PROUNI”) awards full and partial scholarships to low-income students to attend higher education institutions. Since its inception in 2004, PROUNI has granted 4.35 million scholarships.

Wealth and Income Distribution

The stabilization of Brazil’s economy and lower inflation levels in recent years have contributed to an increase in the purchasing power of the lower-income population in Brazil.

Until April 2022, Brazil’s main social welfare program to address poverty was Bolsa Família. The program focused on families with a monthly income per capita between R$89 and R$178 and included income transfer mechanisms, access to public services and initiatives for job placement. Since 2003, this conditional allowance program has provided a monthly cash income to approximately 14.3 million families (43.6 million individuals), subject to compliance with certain statutory requirements. Cash transfers under Bolsa Família totaled R$21.7 billion in 2021. In August 2021, the Federal Government launched Auxilio Brasil, a new flagship program for social transfers that replaced Bolsa Família starting in April 2022. Auxilio Brasil covers around 18 million households and provides basic monthly income of at least R$400.0 to each family included in the program, compared to an average of R$217.0 per family as of November 2021 under the former Bolsa Familia program.

In August 2020, the Federal Government began a new housing initiative for low-income families called Casa Verde e Amarela in substitution of the previous Minha Casa Minha Vida initiative, which generated contracts of 6.1 million houses and delivered approximately 5.1 million houses at a total cost of R$552.8 billion between 2009 and September 2020. The goal of Casa Verde e Amarela initiative is to provide housing financing to up to 1.6 million low-income families by 2024.

In addition, as of December 31, 2021, Luz para Todos Program provided 3.5 million free electricity connections to rural residences since 2004.

Antitrust

Under Brazil’s antitrust legislation (the “Antitrust Law”), anticompetitive-conduct investigations, merger and acquisition controls and final antitrust regulatory approval are centralized in a single independent agency, the Administrative Council of Economic Defense (Conselho Administrativo de Defesa Econômica or “CADE”). The Antitrust Law sets forth general criteria for determining anti-competitive behavior, such as price fixing, predatory pricing, exclusive dealing arrangements and resale price maintenance.

All acts or transactions (regardless of form) are required to be submitted for antitrust approval if the act or transaction involves an entity or group with more than R$750 million in revenues in Brazil in the preceding fiscal year and a second entity or group with more than R$75 million in revenues in Brazil in the preceding fiscal year.

Anticompetitive practices may subject an entity to fines between 0.1% and 20% of the entity’s gross revenue for the fiscal year preceding the start of an antitrust investigation. If a company’s gross revenue cannot be assessed, it may be subject to a fine between R$50,000 and R$2.0 billion.

Anticorruption Laws

The Anticorruption Law, also known as the Clean Company Act, was enacted in 2014 to provide civil and administrative accountability of companies engaging in fraud, bribery and other corrupt practices. The principal innovations of the Anticorruption Law were: (i) companies can be held liable in cases of corruption, regardless of intent; (ii) significant administrative and judicial penalties may be imposed; (iii) fines may be reduced if companies cooperate in relevant investigations; and (iv) the law may be enforced by all levels of government and covers Brazilian companies acting abroad.

National Strategy to Combat Corruption and Money Laundering – ENCCLA

The ENCCLA program, coordinated by the Ministry of Justice and Public Security (Ministério da Justiça e da Segurança Pública), seeks to prevent money laundering and corruption in general. The ENCCLA is made up of over 70 agencies, members of the three branches of government, public prosecutors and civilians acting directly and indirectly to prevent corruption and money laundering. The ENCCLA encourages joint action, collaboration and expertise-sharing among entities through its yearly plenary session and the creation of working groups to implement specific goals and targets. The program has led to a number of developments in the fight against money laundering and corrupt practices, including the modernization of money laundering legislation, the creation of various registries such as the Registry of the Financial System Clients managed by the Central Bank, the institution of nationwide training programs, the optimization of technology networks and the improvement of publicly available resources for combating money-laundering and corruption.

The Anti-Crime Law

In December 2019, a law with the aim of improving Brazil’s criminal and procedural legislative framework (the “Anti-Crime Law”) was passed by the National Congress and approved by President Jair Bolsonaro. The Anti-Crime Law went into effect on January 23, 2020.

Incentives for Private Investment

Technology

The Innovation Act (enacted in 2004 and updated in January 2016) encourages economic efficiency and the development and diffusion of technologies that have the potential to induce economic activity and improve competitiveness in international trade.

Intellectual Property

The Intellectual Property Law (enacted in 1996) regulates rights and obligations related to intellectual property and provides for the protection of these rights while counterbalancing social interest and technological and economic development. The statute protects inventions and utility models, industrial designs and trademarks.

Public-Private Partnerships

Brazilian law provides for two types of public-private partnerships: (i) contracts for concessions of public works or utility services and (ii) contracts for rendering services under which a public sector entity is the end-user. Public-private partnership contracts must be valued at a minimum of R$10 million, and their terms vary between five and thirty-five years, including any term extension. All contracts are awarded through a public bidding process.

National Policy for Regional Development

The National Policy for Regional Development (Política Nacional de Desenvolvimento Regional or “PNDR”) addresses regional inequalities. PNDR’s main source of financing comes from regional development funds, and the Federal Government. PNDR is monitored by the National Information System for Regional Development (Sistema Nacional de Informação para o Desenvolvimento Regional) and is coordinated by the Ministry for Regional Development (Ministério do Desenvolvimento Regional).

THE BRAZILIAN ECONOMY

COVID-19

Since COVID-19 infections were reported in December 2019, the COVID-19 crisis has had a significant impact on the global economy. The Brazilian economy has been adversely impacted and, if the crisis continues for an extended period of time, the Brazilian economy may continue to be adversely impacted. For more information on the COVID-19 crisis and on the key measures taken by the Federal Government in reaction to the COVID-19 crisis, see “Recent Developments—COVID-19.”

As of December 31, 2021, Brazil had 22,287,521 confirmed cases of COVID-19, of which 619,056 were fatal. As of December 31, 2021, Brazil has adopted several measures in response to the COVID-19 outbreak aimed at preventing mass contagion and overcrowding of Brazilian health service facilities, including, among other things, granting decision-making authority to local governmental entities (i.e., states and municipalities) with respect to measures to be taken in response to the outbreak and the coordination of repatriation flights for Brazilian residents abroad. Brazilian states and municipalities have taken extensive measures to limit the spread of the outbreak, including severe restrictions on business and economic activity.

The Republic has adopted several stimulus measures in reaction to the COVID-19 crisis. As of December 31, 2021, these measures amount to R$645.5 billion and increased the primary deficit of the Central Government in 2021 by R$120.8 billion. These measures, as approved or proposed as of December 31, 2021, include, among other things, (i) granting financial aid to vulnerable populations and workers; (ii) allocating resources for medical treatment of our citizens and investing in appropriate protective gear; (iii) adopting measures to support cash flows of Brazilian companies; (iv) granting support to local governments; and (v) strengthening and increasing credit lines to individuals and companies.

Specific measures with respect to supporting vulnerable populations and workers include, among other things:

•

financial grants of R$600 per month, for a period of 5 months, from April to August 2020, and additional financial grants of R$300 per month, for a period of 4 months, from September to December 2020, to informal workers, individual micro-entrepreneurs (microempreendedor individual) and low income families;

•	expansion of the Bolsa Família program;

•	payment of electricity bills for low income families; and

•	a mandatory pause in medication price increases.

Specific measures with respect to funding of medical treatment and investment in adequate protection of our citizens include, among other things, the opening of new credit lines or the increase of existing credit lines:

•	to governmental institutions and organizations specifically for purposes of carrying out COVID-19 measures;

•	for research and development of COVID-19-related vaccines; and

•	to provide support to Brazilian nationals living abroad.

In addition, imported medical products will be subject to zero tax rates.

Specific measures with respect to supporting cash flow positions of Brazilian companies include, among other things:

•	grace periods or delayed timelines on the payment of social security contributions and tax obligations; and

•	enacting temporary administrative regimes aimed at increasing flexibility in the labor market, including with regard to hiring and debt negotiations.

Specific measures with respect to granting support to local governments include, among other things:

•	direct transfers (R$60.1 billion);

•	suspension of debt payments owed to the Federal Government (R$38.1 billion);

•	rescheduling of debt payments owed to public sector financial institutions (R$27.1 billion); and

•	compensation for revenue losses (R$15.1 billion).

As of December 31, 2020, the support package to local governments and subnational entities amounted to R$173.8 billion, of which R$103.5 billion relates to measures with an impact on the primary balance and R$70.3 billion relates to measures without an impact on the primary balance. This support package was approved by Congress and ratified by President Bolsonaro on May 28, 2020.

The Brazilian Central Bank has also put in place a liquidity package of R$2.6 trillion with the aim of supporting the liquidity of the Brazilian financial system through the COVID-19 crisis. The liqu idity package includes, among other things, (i) the reduction of Brazilian banks’ reserve requirements imposed by the Central Bank; (ii) the granting of collateralized loans to Brazilian financial institutions; and (iii) a repurchase program targeted at Brazilian Global Bonds currently outstanding in the market.

On April 17, 2020, the Senate approved a proposal for a constitutional amendment referred to as the War Budget (Orçamento de Guerra). The aim of the War Budget is to simplify budget execution rules during the COVID-19 pandemic, allowing for expedited authorizations of (i) government purchases; (ii) construction projects; (iii) hiring of personnel; and (iv) contracting with temporary service providers. The War Budget law was enacted by Congress on May 7, 2020, and will remain in effect pending the resolution of the existing state of emergency. As of December 31, 2020, the War Budget amounted to R$635.5 billion, of which R$540.2 billion has been utilized.

On March 15, 2021, a new fiscal regime became effective that provides for emergency aid in an amount of up to R$44 billion through direct payments to vulnerable populations to address the impact of the COVID-19 crisis. On July 5, 2021, the Federal Government extended the emergency aid through October 2021 in an additional amount of up to R$20 billion. These fiscal measures are meant to address the needs of vulnerable populations and provide emergency aid while safeguarding public finances.

On July 5, 2021, the Federal Government extended the emergency aid through October 2021 in an additional amount of up to R$20 billion.

In light of the COVID-19 crisis, the United States implemented a travel ban, effective as of May 26, 2020, and currently in place, on foreigners who have been in Brazil at any time during the 14 days prior to the date they are scheduled to enter the United States. On November 8, 2021, the United States reopened its borders to foreign travelers who are fully vaccinated against COVID-19.

Historical Background

In December 1993, with the aim of addressing the high inflation levels of the late 80s and early 90s, the Federal Government enacted the Plano Real economic program, which was highly successful in curtailing inflation, building a foundation for sustained economic growth and adopting fiscal austerity. The Plano Real was also designed to address persistent deficits in the Federal Government’s accounts, expansive credit policies and widespread, backward-looking indexation.

The Federal Government formally adopted inflation targeting as its monetary policy framework in 1999 in an environment shaped by the uncertainty of the impact of the devaluation of the Real in the Brazilian economy. Under the inflation-targeting regime, achievement of inflation targets is the main objective of the Central Bank’s monetary policy decisions. In 2016, aiming to restore fiscal balance, a public spending cap was also adopted. For more information, please refer to “Monetary Policy and Money Supply” in the “Financial System” section and “Ceiling on Public Spending” in the “Public Finance” section.

Economy in 2021

Domestic economic activity experienced a sharp rebound in 2021 (a 4.6% increase in GPD compared to 2020), after recording a strong contraction in 2020 (a 3.9% decrease in GDP compared to 2019) due to the economic and social impact of COVID-19. Previously, the Brazilian economy had recorded three consecutive years of moderate GDP growth (1.2% in 2019, 1.8% in 2018 and 1.3% in 2017), after recording a recession in 2016 (with a 3.3% contraction in GDP).

The positive result of the economy is mainly due to increases in services (4.7%) and industrial activity (4.5%). All services activities grew in 2021, in particular transportation, warehousing and post services (11.4%), mainly due to the end of lockdowns and people returning to travel. Other activities related to in-person services which had been the most affect by the pandemic also grew (7.6%).

In the first quarter of 2021, Brazil’s GDP increased at a rate of 1.4%, as compared to the fourth quarter of 2020. In the second and third quarters of 2021, GDP contracted by 0.3% and 0.1% respectively, as compared to the corresponding previous quarter. In the fourth quarter of 2021, GDP expanded at a rate of 0.5%, as compared to the previous quarter.

Gross Domestic Product

GDP is an aggregate measure of production equal to the sum of the market values of all final goods and services in a determined period of time.

The strong recovery of economic activity in 2021 more than offset the continuing effects of COVID-19 on the economy, with real GDP for the year above pre-pandemic levels. On the supply side, the recovery was mainly driven by industrial (4.5%) and services (4.7%) sectors, which, together, account for 90% of the GDP. The agricultural sector, in turn, contracted by 0.2%. On the services sectors, all components posted a positive print, and the highlights were transportation, storage and mailing (11.4%) and the activity of Information and communication (12.3%). On the industrial sector, the highlights were the performance of construction (9.7%) and manufacturing activity (4.5%). On the demand side, household consumption (3.6%), gross fixed capital formation (17.2%), and government consumption (2%) all expanded.

The following table sets forth Brazil’s GDP at current prices and expenditures for each of the years indicated.

Table No. 10

GDP at Current Prices - Demand Side

(In Billions of Reais (R$), Except Percentages(1))

	2017		2018		2019		2020		2021
	R$	%	R$	%	R$	%	R$	%	R$	%
Final Consumption	5,575.0	84.7%	5,919.3	84.5%	6,290.2	85.1%	6,225.7	83.4%	6,949.0	80.1%
Gross Capital Formation	963.2	14.6%	1,057.3	15.1%	1,146.6	15.5%	1,189.6	15.9%	1,642.1	18.9%
Gross Fixed Capital Formation	958.8	14.6%	1,057.4	15.1%	1,143.2	15.5%	1,240.2	16.6%	1,663.8	19.2%
Changes in Inventories	4.4	0.1%	-0.1	0.0%	3.4	0.0%	-50.5	-0.7%	-21.6	-0.2%
Exports of Goods and Services	824.4	12.5%	1,025.1	14.6%	1,043.6	14.1%	1,254.2	16.8%	1,744.3	20.1%
Imports of Goods and Services	777.1	11.8%	997.5	14.2%	1,091.2	14.8%	1,201.9	16.1%	1,655.9	19.1%
Gross Domestic Product	6,585.5	100.0%	7,004.1	100.0%	7,389.1	100.0%	7,467.6	100.0%	8,679.5	100.0%

Note: Numbers may not total due to rounding.

(1)	Percentages of total GDP.

Source: IBGE.

The following tables set forth the share of GDP by sector at current prices and real growth at current prices by sector for each of the years indicated.

Table No. 11

GDP at Current Prices - Supply Side

(In Billions of Reais (R$), Except Percentages(1))

	2017		2018		2019		2020		2021
	R$	%	R$	%	R$	%	R$	%	R$	%
Agriculture	303.0	4.6	309.6	4.4	310.7	4.2	440.1	5.9	598.1	6.9
Industry	1,197.8	15.9	1,313.2	18.7	1,385.8	18.8	1,321.9	17.7	1,636.8	18.9
Mining, Oil and Gas	90.7	1.4	161.1	2.3	182.8	2.5	194.3	2.6	409.5	4.7
Manufacturing	706.1	10.7	737.4	10.5	763.5	10.3	721.6	9.7	837.2	9.6
Construction	244.8	3.7	243.3	3.5	248.6	3.4	216.2	2.9	191.3	2.2
Public Utilities	156.2	0.1	171.4	2.4	190.9	2.6	189.8	2.5	198.8	2.3
Services	4,171.1	52.2	4,388.3	62.7	4,660.2	63.1	4,689.3	62.8	5,154.0	59.4
Retail Services	746.1	0.2	783.0	11.2	822.6	11.1	876.7	11.7	1,130.9	13.0
Transportation	246.1	3.7	264.7	3.8	284.5	3.8	275.4	3.7	283.2	3.3
Communications	194.5	3.0	206.1	2.9	218.9	3.0	226.3	3.0	254.4	2.9
Financial Services (1)	429.5	6.5	422.7	6.0	460.3	6.2	455.2	6.1	447.3	5.2
Other Services	995.9	15.1	1,078.4	15.4	1,148.3	15.5	1,041.3	13.9	1,120.1	12.9
Rental Services	558.1	8.5	588.0	8.4	619.6	8.4	658.3	8.8	700.2	8.1
Government (2)	1,001.0	15.2	1,045.4	14.9	1,106.1	15.0	1,156.0	15.5	1,217.8	14.0
Value Added at Basic Prices	5,671.9	86.1	6,011.2	85.8	6356.7	86.0	6,451.3	86.4	7,388.9	85.1
Taxes	913.6	13.9	993.0	14.2	1,032.4	14.0	1,016.3	13.6	1,290.6	14.9
GDP	6,585.5	100	7,004.1	100	7,389.1	100	7,467.6	100	8,679.5	100

Note: Numbers may not total due to rounding.

(1)	Percentages of total GDP.
(2)	“Financial Services” includes financial intermediation, complementary social security and related services.
(3)	“Government Services” includes public education, health and administration services.

Source: IBGE.

Table No. 12

Real Growth (or Decline) at Current Prices by Sector

	2017	2018	2019	2020	2021
Real GDP	1.3%	1.8%	1.2%	-3.9%	4.6%
Agriculture and Livestock	14.2%	1.3%	0.4%	3.8%	-0.2%
Industry	-0.5%	0.7%	-0.7%	-3.4%	4.5%
Mining, Oil and Gas	4.9%	0.4%	-9.1%	1.3%	3.0%
Manufacturing	2.3%	1.4%	-0.4%	-4.4%	4.5%
Construction	-9.2%	-3.0%	1.9%	-6.3%	9.7%
Public Utilities	0.9%	3.7%	2.6%	-0.3%	-0.1%
Services	0.8%	2.1%	1.5%	-4.3%	4.7%
Retail Services	2.3%	2.6%	1.6%	-3.1%	5.5%
Transport	1.0%	2.1%	0.1%	-8.4%	11.4%
Communications	1.4%	1.8%	4.5%	0.8%	12.3%
Financial Intermediation	-1.1%	1.0%	1.1%	4.5%	0.7%
Other Services	0.7%	3.5%	2.8%	-12.3%	7.6%
Rental Services	1.3%	3.3%	2.4%	2.6%	2.2%
Government	0.1%	0.1%	-0.4%	-4.5%	1.5%

Source: IBGE.

Principal Sectors of the Economy

The principal sectors of the Brazilian economy are industry, services, and agriculture and livestock.

Industry

The industrial sector includes the mining, oil and gas, manufacturing, construction and public utilities subsectors. The industrial sector expanded 4.5% in 2021, as compared to 2020.

As of December 31, 2021, the industrial sector represented 18.9% of Brazil’s GDP, an increase of 1.2% as compared to 2020, when it represented 17.7% of Brazil’s GDP.

Table No. 13

Annual Changes in Industry Production

(By Category of Use)

	2017	2018	2019	2020	2021
Capital Goods	6.2	7.1	-0.6	-9.9	28
Intermediate Goods	1.7	0.1	-2.2	-1.1	3.2
Consumer Goods	3.2	1.3	1.3	-9	0
Durable Goods	13.2	7.9	2.1	-19.8	1.9
Nondurable Goods	-1.2	2.7	-2.4	-2.9	-0.6

Source: IBGE.

Mining, Oil and Gas

The mining, oil and gas subsector grew 3.0% in 2021, after recording a 1.3% increment in 2020. This subsector represented 4.7% of GDP in 2021.

I. Oil and Gas

The National Oil and Gas Agency (Agência Nacional do Petróleo, Gás Natural e Biocombustíveis or “ANP”) is an independent regulatory agency linked to the Ministry of Mines and Energy, which regulates the oil industry in Brazil. The ANP is responsible for conducting public tender offers for drilling, oil and gas concessions in defined areas or blocks. The concession regime covers roughly 98% of the Brazilian sedimentary basin.

In 2010, the Federal Government implemented a mixed regime for Brazilian oil and gas production, regulating concessions and production sharing agreements. The Federal Government (i) granted Petrobras the right to explore up to five billion barrels of oil equivalent (“BOE”) in certain areas of the pre-salt fields not subject to concession; and (ii) established a production-sharing regime for oil and gas exploration and production in pre-salt fields not under concession and other areas designated as strategic areas by the Federal Government (the “Production Sharing Regime”). Prior to 2016, Petrobras was required to be the exclusive operator of any pre-salt deep-water field, subject to a minimum 30% Petrobras participation interest. Under the Production Sharing Regime, the National Energy Policy Council (Conselho Nacional de Política Energética or “CNPE”), prior to conducting a public bid, gives Petrobras a preference right to act as the operator of any pre-salt deep-water field at a minimum consortium interest of 30%. If Petrobras opts to not exercise its preference right, exploration and production rights for the blocks are subsequently offered under public bids. Winning bids are determined based on which bidder offers the Federal Government the highest share of excess oil, also known as “profit oil.”

The average annual daily oil and gas production from the pre-salt layer reached an average of 2.7 million BOE per day in 2021, a 5.7% increase in comparison to 2020. Pre-salt layer production represents approximately 68.6% of total oil and gas production in Brazil. Brazilian production reached approximately 1,060 million barrels of oil and 48.8 billion cubic meters of natural gas in 2021, which represents a drop of 1.5% in oil production and an increase of 4.7% in natural gas production compared to 2020.

Between 2009 and 2021, oil production grew by 49%, while natural gas production grew by 131%. The significant increase in oil and gas production can be attributed to the discovery of new production areas, which led to an increase in proven reserves.

In 2021, there was a sharp increase in revenues from royalties of 53.7%, when compared to 2020, mainly due to the recovery of the impact of COVID-19 pandemic on international oil prices.

II. Ethanol and Biodiesel.

The ANP also regulates ethanol production in Brazil. The Federal Government has continuously supported the development of technologies, production and distribution of ethanol as an alternative to petroleum.

As the world’s largest producer of sugarcane ethanol, Brazil is now at the forefront of renewable energy among developing countries. Ethanol production comprises several activities such as development of special sugarcane varieties, crop techniques, processing, storage and distribution and flex fuel engine technology. Recently, research has been focused on the development of sugarcane varieties, second-generation ethanol and optimization of agricultural and industrial production processes. In 2021, national production of anhydrous and hydrated ethanol reached 30million cubic meters, a decrease of 8.6% compared to production in 2020.

The Federal Government also promotes biodiesel production and its use as a sustainable energy source through the National Program for the Production and Use of Biodiesel (Programa Nacional de Produção e Uso do Biodiesel). Biodiesel production reached 6.8 million cubic meters in 2021, an increase of 5% when compared to production in 2020.

Manufacturing

The manufacturing subsector rebounded, expanding by 4.5% in 2021, after recording a 4.4% contraction in 2020. The expansion was mainly a result of a decrease in value of the manufacture of motor vehicles, other transport equipment, and metal. The manufacturing subsector represented 9.6% of GDP in 2021, implying a marginal 0.1% contraction when compared to 2020.

Public Utilities

The public utilities subsector (electricity and gas, water, sewage and urban cleaning) fell by 0.1% in 2021 after contracting by 0.3% in 2020, corresponding to 2.3% of GDP in 2021.

Construction

The construction sector experienced a very strong growth of 9.7% in 2021, following a 6.3% reduction in 2020. The construction sector represented 2.2% of GDP in 2021.

Services

Services, which includes retail, transportation, communications, financial services, rental services, and government subsectors such as public education, public health and public services in general, represents 59% of Brazil’s GDP. The services sector expanded by 4.7% in 2021, after contracting 4.3% in 2020.

I. Transportation.

i. Roads

Brazil has a road network of approximately 1.7 million kilometers, of which approximately 12.5% is paved, according to the National Confederation of Transportation (Confederação Nacional do Transporte). Most paved roads are maintained by federal and state authorities, while the vast majority of unpaved roads are under the responsibility of municipal authorities.

ii. Railroad

Between 2009 and 2021, freight traffic on railways in Brazil increased from 245.5 billion paid metric tons times kilometers travelled (Revenue Tonne Kilometres or “RTK”) to 371.4 billion RTKs, an increase of 51.3%. Brazil’s railway system currently consists of approximately 32 thousand kilometers.

iii. Air

Major Brazilian cities are served by both domestic and international airlines, and many smaller communities benefit from scheduled service by domestic airlines. In 2021, there were 37.8 million airline passengers in the 59 airports managed by Infraero, the state-owned enterprise that manages airports in Brazil, an increase of 36.4% as compared to 2020, which was mainly driven by the recovery after the COVID-19 restrictions were lifted.

The National Civil Aviation Agency (Agência Nacional de Aviação Civil) is responsible for monitoring the airports and managing airport concession contracts. In 2011, a government program was designed to improve and revamp the airport infrastructure of the country. Through that program, the Federal Government has granted concessions to private companies to run the major airports in the country.

iv. Water

In 2021, around 1.212 billion tons of products passed through Brazilian ports, and the Brazilian port industry grew by 5.1% in comparison to 2020. Brazil’s main ports are located in the cities of Rio de Janeiro, Santos, Paranaguá, Rio Grande and São Sebastião. Of the 36 public ports managed by the Ministry of Infrastructure (Ministério da Infraestrutura), 17 are supervised by, granted to or operated by state and municipal governments. The other 19 maritime ports are administered directly by companies that are majority-owned by the Federal Government.

II. Telecommunications.

The Brazilian Telecommunication Regulatory Agency (Agência Nacional de Telecomunicações or “ANATEL”) is the agency responsible for regulating the telecommunications sector. The telecommunications sector includes telecommunications services (including fixed-line and mobile telephony and internet access providers), computer services (including software development and data processing), audiovisual services (including cable TV programming and advertising and merchandising for TV and radio) and other services.

As of December 31, 2021, an aggregate amount of 339.5 million in telecommunications service contracts had been entered into, representing an increase in 7.6% as compared to 2020. Mobile telephony service contracts represented a majority (74.6%) of such telecommunications service contracts.

Agriculture and Livestock

Brazil’s agriculture and livestock sector is among the most productive and competitive in the world, according to the United States Department of Agriculture (“USDA”). Despite the slowdown in global agricultural trade, Brazilian agricultural exports’ share in the international market has been increasing, and Brazil is consolidating its position as one of the leading agricultural producers and exporters, according to the World Trade Organization. According to data from the USDA, Brazil is the largest producer and exporter in the world of coffee, soybeans and sugar.

The agriculture and livestock sector, which represents approximately 6.9% of Brazil’s GDP, contracted by 0.2% in 2021, after an expansion of 3.2% in 2020. This marginal reduction in production can be attributed to negative performance in the agriculture and livestock sectors, which were negatively impacted by adverse climate conditions.

In 2021, agricultural exports accounted for approximately US$120.5 billion, accounting for 43% of Brazil’s total exports, when compared to US$100.7 billion or 48.1% of Brazil’s total exports in 2020. Among the main products exported in 2021, soybeans accounted for 17.3% of Brazil’s total exports; meats accounted for 7% and forest products accounted for 4.8%.

THE FINANCIAL SYSTEM

General

Brazil’s financial system consists of public- and private-sector financial institutions. As of December 31, 2021, the Brazilian financial system included 157 private multi-service banks, 18 commercial banks, 9 investment banks, and numerous savings and loan, brokerage and leasing financial institutions. A significant portion of the activities of federal and state banks involves lending Federal Government funds to industrial, agricultural and building development companies.

The principal authorities that regulate Brazilian financial institutions are (i) the CMN, the highest-level federal agency responsible for Brazil’s monetary policy; (ii) the Central Bank, responsible for the implementation, regulation and supervision of the financial system; and (iii) the CVM, responsible for the development and regulation of the Brazilian capital markets.

In 2021, the average leverage of the Brazilian banking system was approximately 4.4 times shareholders’ equity, and Brazilian private sector financial institutions were generally well capitalized. Public sector banks, which play an important role in the Brazilian banking industry, accounted for 38.4% of the banking system’s total demand deposits and 40.1% of total assets as of December 2021.

Institutional Framework

Brazilian monetary and credit policies are formulated by the CMN with the principal objective of promoting Brazilian monetary stability, in addition to economic and social development. The CMN issues general guidelines for the operation of the national financial system and is responsible for (i) adapting the volume of money supply to the conditions of the economy; (ii) regulating the internal and external value of currency and the equilibrium of the balance of payments; (iii) guiding investments of funds of financial institutions; (iv) promoting the improvement of institutions and financial instruments; (v) ensuring liquidity and solvency of financial institutions; (vi) coordinating monetary, credit, budgetary and internal and external public debts; and (viii) setting inflation targets and tolerance intervals. The CMN is managed by its three members: the Minister of Economy, the Secretary of Finance and the President of the Central Bank.

The Central Bank is responsible for ensuring the stability of the Brazilian Real’s purchasing power and a solid and efficient financial system, and it implements the monetary, currency and credit policies established by the CMN. Within the Central Bank, COPOM establishes the guidelines for monetary policy and sets the short-term interest rate target. The Central Bank is managed by a board of directors. The president and each director are appointed by the president of the Republic, subject to confirmation by the Senate.

Monetary Policy and Money Supply

Selic

The Federal Fund rate in Brazil is the Selic interest rate, which is the average interest rate on overnight inter-bank loans backed by the government securities registered in the Special System of Clearance and Custody (Selic). The Monetary Policy Committee(COPOM), sets the target for the Selic rate, and it is up to the Central Bank’s open market desk to keep the daily Selic rate at the target level. In December 2021, the Selic rate increased by 150 bps to 9.25% per year, the seventh consecutive increase in the year of 2021. By the end of 2020, the Selic rate was 2.0% per year, the lowest rate ever for Brazil.

Inflation

Brazil adopted an inflation-targeting monetary policy framework in 1999. The CMN sets annual inflation targets and tolerance intervals based on the IPCA, Brazil’s principal inflation index, while the Central Bank uses monetary policy instruments, principally the Selic rate, to achieve the inflation targets.

The following table sets forth the IPCA for the periods indicated.

Table No. 14

Broad National Consumer Price Index (IPCA)

(Trailing Twelve Months)

2017 December	2.95
2018 December	3.75
2019 December	4.31
2020 December	4.52
2021 December	10.06

Source: IBGE.

As of December 31, 2021, accumulated IPCA for the previous 12 months was 10.06%, 554 basis points above the accumulated IPCA of 4.52% registered in 2020. Transportation (21.03%), housing (13.05%), and food and beverages (7.94%) exerted the biggest influence on the indexes over the year.

As a result, official inflation was above the center of the target (3.75%) set by the CMN for 2021, whose ceiling was 5.25%. From 2006 to 2016, the CMN established an inflation target of 4.5%, with a tolerance level of plus or minus 2 percentage points. In 2017 the tolerance level was lowered to plus or minus 1.5 percentage points. As of 2018, the inflation target was, and will be, reduced by 0.25 percentage points per year until 2023. Historically, the Central Bank met its inflation targets in each year, with the exception of 2015, 2017 and 2021.

For 2022, 2023, 2024, the inflation targets set by the CMN are 3.5%, 3.25% and 3.00%, respectively, in each case with a tolerance range of plus or minus 1.5 percentage points.

Open Market Operations

The Central Bank periodically intervenes in the overnight funds market to provide liquidity and maintain the Selic rate near the target rate. Among other strategies to control liquidity levels, the Central Bank enters into open market transactions, including definitive or resale and repurchase agreements (operações compromissadas), which are indexed to the Selic rate.

Open market operations totaled R$ 981,436 billion (11.3% of GDP) in 2021, compared to R$1,235.8 billion (16.6% of GDP) in 2020.

Swap Transactions

As part of its implementation of monetary and foreign exchange policy, the Central Bank periodically enters into interest rate and foreign exchange swaps conducted through auctions in the Central Bank’s electronic system and recorded in the B3 systems. The Central Bank generally enters into two types of swap contracts: (i) exchange swaps with periodic adjustments (Swap Cambial com Ajuste Periódico), which are based on the difference between the effective interest rate of interbank deposits and the Brazilian Real-U.S. Dollar exchange rate; and (ii) exchange swaps with periodic adjustments based on one-day repurchase agreements, which are based on the difference between the Selic rate and the Brazilian Real-U.S. Dollar exchange rate. B3 assumes all credit risk arising from these swap transactions.

The amount of swaps increased to R$ 446.2 billion in December 2021 from R$302.5 billion in December 2020.

Reserve Requirements and Money Supply

The Central Bank sets mandatory reserve requirements for all depositary institutions, commercial banks, multi-service banks, investment banks, development banks and savings and loan financial institutions. These reserve requirements are applied to a wide range of banking activities and transactions, such as demand deposits, savings deposits, time deposits, debt assumption transactions, automatic reinvestment deposits, funding transactions, repurchase agreements and export notes. For example, financial institutions are generally required to deposit 21% of their average daily balance of demand deposits in excess of R$500 million in a non-interest-bearing account with the Central Bank.

The following table sets forth selected information regarding changes in the monetary base and money supply for the periods indicated.

Table No. 15

Percentage Increases/Decreases in Monetary Base and Money Supply

	2017	2018	2019	2020	2021
Monetary Base (1)	9.8%	1.8%	4.8%	36.3%	-5.2%
M1 (2)	5.7%	6.9%	9.1%	43.2%	-1.3%
M2 (3)	4.0%	10.4%	8.7%	29.0%	7.6%

(1)	“Monetary Base” represents Central Bank liabilities including, but not limited to, currency and deposits held by commercial banks.

(2)	“M1” represents currency plus demand deposits.

(3)	Preliminary data. “M2” represents M1 plus special interest-bearing deposits, savings deposits and securities issued by custodian institutions.

Source: Central Bank.

Foreign Exchange Rates and Exchange Controls

Foreign Exchange Policy

The Brazilian foreign exchange system is structured to enable the Federal Government, through the Central Bank, to regulate and control foreign exchange transactions carried out in Brazil.

When a major imbalance in Brazil’s balance of payments occurs or is foreseeable, the Federal Government is authorized to temporarily impose restrictions on (i) the remittance to foreign investors of the proceeds of their investments in Brazil; and (ii) the conversion of Brazilian currency into foreign currencies. In addition, the Federal Government may take measures to control the inflow of foreign capital from time to time in order to minimize volatility, stabilize the exchange rate and reduce the effects of speculative activity.

One of the mechanisms through which the Federal Government controls inflows of foreign capital is the Financial Transactions Tax (Imposto sobre Operações Financeiras or “IOF”). The IOF is levied on credit transactions, foreign exchange transactions, insurance transactions and transactions involving securities at varying rates.

The following table sets forth certain information regarding Brazil’s foreign exchange transactions.

Table No. 16

Foreign Exchange Transactions

(In Millions of U.S. Dollars)

	2017	2018	2019	2020	2021
Commercial	52,924	47,740	17,475	23,250	9,803
Financial	(52,299)	(48,735)	(62,244)	(51,173)	(3,669)
Total	625	(995)	(44,768)	(27,923)	6,134

Note: Numbers may not total due to rounding.

Source: Central Bank.

Foreign Exchange Rates

In 1999, the Federal Government adopted a floating exchange rate for the Real. The following table sets forth certain exchange rate information reported by the Central Bank for the sale of U.S. Dollars, expressed in nominal Reais, for the periods indicated. The Federal Reserve Bank of New York does not report a noon buying rate for the Real.

Table No. 17

Commercial Exchange Rates

(R$/US$1.00 (Sell Side))

	2017	2018	2019	2020	2021
Average for Period (1)	3.19	3.66	3.95	5.16	5.40
End of Period	3.31	3.87	4.03	5.20	5.58
% Change (End of Period)	1.5%	17.1%	4.0%	28.9%	7.4%

Note: Numbers may not total due to rounding.

(1)	Weighted average of the exchange rates on business days during the period.

Source: Central Bank

Financial Institutions

Public Sector Financial Institutions

Brazil’s main public sector financial institutions are Banco do Brasil, BNDES and CEF.

Banco do Brasil. Banco do Brasil, one of Brazil’s largest multi-service banks, is a mixed-ownership company, with the Federal Government holding a majority of its voting shares. It primarily functions as a private multi-service bank, but also has some lending programs that implement certain CMN policies. It is also the principal mechanism through which the Federal Government implements its rural credit policy. Banco do Brasil is the main recipient of loans from the National Treasury and federal agencies. On September 30, 2021, Banco do Brasil (i) had assets of R$1.9 trillion; (ii) had a net worth of R$136.7 billion; and (iii) was the second largest bank in Latin America with respect to assets (April, 2021).

BNDES. BNDES, a development bank wholly owned by the Federal Government, is primarily engaged in providing medium- and long-term financing to the Brazilian private sector. As of September 30, 2021, BNDES and entities under its control had assets of approximately R$755.7 billion and a net worth of approximately R$119.0 billion. In 2021, BNDES repaid R$75.8 billion of its outstanding loans to the National Treasury.

CEF. CEF is a savings bank, wholly owned by the Federal Government. It is primarily involved in deposit-taking and financing for housing and related infrastructure and may be used by the Federal Government to provide social services. Its main activities relate to raising funds through savings accounts, escrow and time deposits and investment in loans substantially linked to housing. CEF’s assets as of September 30, 2021, were approximately R$1.5 trillion and its net worth was approximately R$76.0 billion.

Other Financial Institutions.

Other federal financial institutions include the Bank of the Amazon (Banco da Amazônia), whose mission is to promote development in the Amazon region and the Bank of the Northeast of Brazil (Banco do Nordeste do Brasil), which is almost wholly owned by the Federal Government and has the mission of promoting sustainable development in northeastern Brazil.

Private Sector Financial Institutions

Brazil permits the establishment of multi-service banks, which are licensed to provide a full range of commercial banking, investment banking (including securities underwriting and trading), consumer financing and other services, including fund management and real estate finance.

Brazil’s private sector financial institutions include commercial banks, investment banks, multi-service banks and other financial institutions. Brazil’s 18 private sector commercial banks and 93 private multi-service banks with commercial portfolios are engaged in wholesale and retail banking. They are particularly active in taking demand deposits and lending for short-term working capital purposes. Brazil’s 9 private investment banks are engaged primarily in collecting time deposits, specialized lending and underwriting securities. As of December 31, 2021, the consolidated net worth of the private sector banking institutions in Brazil was R$626.3 billion.

Banking Supervision

The Central Bank implements the CMN’s currency and credit policies and supervises financial institutions according to the following objectives: (i) evaluate risks assumed by, and management capacity of, financial institutions; (ii) verify compliance with applicable norms and laws; (iii) stimulate the dissemination of information by financial institutions; and (iv) supervise conduct with the objective of combating financing of terrorists and preventing money laundering.

Along with public and private banking institutions, the Central Bank supervises credit, finance and investment companies; savings banks and credit unions, including stock exchanges; insurance and capitalization companies; and individuals or entities who carry out activities performed by financial institutions, among others. The Central Bank also oversees the operations of the national rural credit system and of the housing finance system, monitors the registration of foreign capital and exchange transactions and monitors the granting of credit to the public sector.

In addition, the Central Bank is responsible for maintaining financial stability in Brazilian markets. In 2011, the Central Bank created the Financial Stability Committee (Comitê de Estabilidade Financeira) with the main objective of monitoring financial stability and establishing guidelines and strategies to mitigate risks to the financial system, which include imposing adequate capital requirements, liquidity, savings deposit insurance and loan loss reserve requirements on regulated financial institutions, among other measures.

Financial System Solvency

Since 2010, the Central Bank has issued several resolutions and guidelines to implement the most recent recommendations of the Basel Committee on Banking Supervision regarding the capital structure of financial institutions (“Basel III”). Implementation of the new capital structure in Brazil commenced on October 1, 2013, and will follow the agreed international schedule until the completion of the process, in early 2022.

Results through 2021 of the Central Bank’s periodic stress tests of the Brazilian financial system indicate that it maintains adequate shock absorbing capacity as a result of its present capital levels.

Derivatives and Investment Securities

Derivatives and investment securities are subject to various financial reporting requirements issued by the Central Bank. Securities held by financial institutions are required to be classified into certain categories, with such classifications determining mark to market requirements and accounting treatment. Financial institutions are also subject to specific hedge accounting rules regarding derivatives transactions, including monthly mark-to-market (“OTC”) requirements, classification requirements, and requirements to disclose certain information, including strategy. The CMN authorizes financial institutions to enter a wide range of non-standard options in the over-the-counter market as long as the derivative is registered in the OTC market or in a system organized by authorized institutions.

Deposit Insurance

Since 1995, Brazil has maintained a deposit insurance system through the Credit Guarantee Fund (Fundo Garantidor de Crédito or “FGC”), a non-profit civil association that provides guaranties. The deposit insurance system protects creditors in the event of intervention, non-judicial liquidation, bankruptcy or other insolvency of an institution. With the exception of credit cooperatives, the participants in the FGC are all financial institutions and savings and loan associations.

The FGC, whose guaranties cover up to R$250,000 per person of covered claims, guarantees demand deposits, savings deposits, time deposits (in both book entry and certificated form), bills of exchange, real estate bonds, mortgage bonds and agribusiness credit bills, among other liabilities.

The CMN also allows financial institutions to issue Time Deposits with Special Guarantee (Depósitos a Prazo com Garantia Especial or “DPGE”), which are guaranteed by the FGC by up to R$20 million. The DPGEs serve as a key source of funds used by small- and medium-sized banks in Brazil.

As of December 31, 2021, the total equity of the FGC was R$93.3 billion.

Loan Loss Reserves

The CMN has a nine-category classification system for loans and other extensions of credit, which are assigned ratings ranging from AA to H based on perceived credit risk of the borrower or guarantor and the nature of the credit transaction. The ratings are initially assigned when the extension of credit is made and thereafter are re-evaluated on a monthly basis.

Credit operations classified between E and H decreased to 6.5% (June 2021) from 6.8% (December 2020) of the outstanding credit. The delinquency rate (percentage of operations in arrears for over 90 days) increased to 2.2% in June 2021 from 2.0% in December 2020.

Foreign Currency Loans

Financial institutions in Brazil are permitted to borrow foreign currency-denominated funds in the international markets either through direct loans or through the issuance of debt securities. CMN Resolution No. 3,844, dated March 23, 2010, regulates the entry of foreign capital into Brazil, which must be registered with the Central Bank. Pursuant to the CMN resolution, financial institutions may borrow foreign currency-denominated funds in the international markets for the purpose of investment in the domestic market, without regard to minimum periods of amortization and retention of the funds in Brazil. Instead, other measures, such as the IOF, may be used to influence short-term capital flows.

Payment Settlement System

Payment orders in the Reserves Transfer System (Sistema de Transferência de Reservas) cannot be processed unless there is a sufficient balance in the paying institution’s reserve account. To avoid payment interruptions, the Central Bank introduced an intra-day credit line backed by National Treasury securities. There is no financial cost for this line, as long as repayment is made the same day; payments not made on the same day are treated as overnight loans for which a penalty rate is charged to the institution with the overdraft. This real-time gross settlement system is intended to prevent intra-day overdrafts from being created in the payment system.

Foreign Banks

Currently, foreign banks may only operate in Brazil with prior authorization by decree issued by the executive branch. Foreign banks are subject to the same rules, regulations and requirements applicable to Brazilian financial institutions.

As of December 31, 2021, there were 71 foreign-controlled or foreign-affiliated banks operating in Brazil and 16 banks in Brazil with significant foreign participation. As of December 2020, foreign bank participation reached 16.1% in total assets and 16.3% in shareholders’ equity of the Brazilian financial system.

Securities Markets

Securities Regulation

The CVM, an autonomous, independent and decentralized agency linked to the Federal Government, implements the policies of the CMN relating to the organization and operation of the Brazilian securities market. It is responsible for regulating Brazil’s stock exchanges, protecting investors and shareholders against fraud or manipulation with respect to securities traded on Brazilian stock exchanges and promulgating accounting and reporting rules to ensure public access to information on issuers and their traded securities. The CVM’s main objectives are to (i) promote the development of the stock market; (ii) promote the efficiency and regular operation of the stock and over-the-counter markets; (iii) protect the holders of securities and market investors against irregularities in the issuance of securities; (iv) ensure public access to information on traded securities and issuers; and (v) continuously monitor the activities and services of the securities market.

The Central Bank has licensing authority over brokerage firms and dealers and controls foreign investment and foreign exchange transactions.

Brazilian Stock Exchange

B3 S.A. – Brasil, Bolsa, Balcão (formerly BM&FBOVESPA) is one of the world’s largest financial market infrastructure providers by market value. B3 was established in March 2017 when the securities, commodities and futures exchange activities of BM & FBOVESPA were combined with the activities of Cetip, a provider of financial services for the organized OTC market.

The table below sets forth certain indicators of market activity on B3.

Table No. 18

Market Activity on B3

	2017		2018		2019	2020	2021
Number of Listed Companies	404		406		391	407	463
Market Capitalization (in billions of U.S. Dollars)	933.0		901.0		1,089.2	871.6	847.1
Market Volume (1) (in billions of U.S. Dollars)	—	(2)	—	(2)	1,059.1	1,423.1	1,480.2

(1)	Exchange rate (sell side) at the last business day of December 31 of each year.
(2)	B3 introduced a new methodology to calculate market volume. Only data from 2019 onwards is available.

Source: B3.

BALANCE OF PAYMENTS

The balance of payments records a country’s economic transactions with the rest of the world over a one-year period. The following table sets forth information regarding Brazil’s balance of payments for each of the periods indicated.

Table No. 19

Balance of Payments (1)

(In Millions of U.S. Dollars)

	2017	2018	2019	2020	2021
Current Account	(22.033)	(51.460)	(65.030)	(24.492)	(27.925)
Balance on Goods	57.325	43.376	26.547	32.370	36.363
Exports	218.001	239.522	225.800	210.707	284.012
Imports	160.676	196.147	199.253	178.337	247.648
Services	(38.324)	(35.996)	(35.48)	(20.941)	(17.112)
Primary Income Balance	(43.170)	(58.824)	(57.272)	(38.264)	(50.471)
Secondary Income Balance	2.136	(15)	1.184	2.344	3.294
Capital Account (2)	379	440	369	4.141	225
Financial Account	(17.075)	(52.342)	(64.357)	(12.473)	(33.706)
Direct Investment	(47.545)	(76.138)	(46.355)	(41.254)	(27.285)
Net acquisition of financial assets	21.341	2.025	22.820	(3.467)	19.157
Net incurrence of liabilities	68.886	78.163	69.174	37.786	46.441
Portfolio Investments	17.724	6.861	19.216	12.882	(5.694)
Net acquisition of financial assets	12.371	458	8.995	11.002	15.164
Net incurrence of liabilities	(5.353)	(6.403)	(10.221)	(1.881)	20.858
Financial derivatives and employee stock options	705	2.754	1.673	5.397	(960)
Other Investments	6.948	11.255	(12.836)	24.734	(13.734)
Net acquisition of financial assets	(2.261)	9.579	(2.562)	3.908	24.527
Net incurrence of liabilities	(9.209)	(1.676)	10.275	(20.826)	38.261
Reserve Assets	5.093	2.928	(26.056)	(14.232)	13.967
Net Errors and Omissions	4.579	(1.322)	304	7.878	(6.006)

Note: Numbers may not total due to rounding.

(1)	Figures calculated in accordance with methodology set forth in the International Monetary Fund - Balance of Payments and International Investment Position Manual - Sixth Edition (IMF BPM6).
(2)	Includes migrant transfers.

Source: Central Bank.

Current Account

Brazil has had current account deficits since 2008. In 2021, the current account deficit represented 1.74% of the GDP, an increase from the 1.66% of GDP deficit registered in 2020, mainly driven by a weaker primary income balance in 2021, registering a deficit of US$50.4 billion, in comparison with a US$38.2 billion deficit in 2020.

Balance of Goods

The following table provides information on the principal foreign trade indicators for the periods specified.

Table No. 20

Principal Foreign Trade Indicators

	2017	2018	2019	2020	2021
Exports
$ in millions	218,001	239,522	225,800	210,707	284,012
% change (1)	18.3%	9.9%	-5.7%	-6.7%	34.8%
% of GDP	10.6%	12.5%	12.0%	14.6%	17.7%
1,000 tons	691,743	705,550	678,108	697,447	700,387
% change (3)	7.3%	2.0%	-3.9%	2.9%	0.4%
Imports
$ in millions	160,676	196,147	199,253	178,337	247,648
% change (1)	15.0%	22.1%	1.6%	-10.5%	38.9%
% of GDP	7.8%	10.2%	10.6%	12.3%	15.4%
1,000 tons	147,377	151,392	153,405	143,980	178,411
% change (3)	6.5%	2.7%	1.3%	-6.1%	23.9%
Exports/Imports (2)	-1.4	-1.2	-1.1	-1.2	1.1
Trade Balance
$ in millions	57,325	43,376	26,547	32,370	36,364
% change (1)	28.7%	-24.3%	-38.8%	21.9%	12.3%
% of GDP	2.8%	2.3%	1.4%	2.2%	2.3%
GDP ($ in millions )	2,063,185	1,916,213	1,877,335	1,444,167	1,608,832

Note: Numbers may not total due to rounding.

(1)	Percentage change from previous year.
(2)	Percentage change in volume, by weight.
(3)	Exports divided by imports.

Source: Central Bank and Ministry of the Economy.

Exports

Since 2009, the largest market for Brazilian products has been Asia, followed by the European Union. The following table sets forth certain information regarding the destination of Brazil’s exports for the periods indicated.

Table No. 21

Exports by Region (FOB Brazil) (1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2017		2018		2019		2020		2021
Asia (ex-Middle Eastern)	77,838	36.2%	91,931	39.6%	93,231	42.2%	99,253	47.4%	130,336	46.4%
China, Hong Kong and Macau	50,173	23.3%	66,680	28.8%	65,840	29.8%	70,121	33.5%	89,944	32.0%
ASEAN (3)	10,210	4.7%	10,361	4.5%	11,848	5.4%	14,183	6.8%	19,330	6.9%
Others	9,116	4.2%	7,129	3.1%	6,662	3.0%	7,060	3.4%	9,852	3.5%
Japan	5,261	2.4%	4,321	1.9%	5,432	2.5%	4,127	2.0%	5,539	2.0%
South Korea	3,077	1.4%	3,439	1.5%	3,450	1.6%	3,762	1.8%	5,671	2.0%
Europe	39,684	18.5%	43,469	18.7%	39,533	17.9%	37,317	17.8%	48,295	17.2%
European Union	30,211	14.1%	34,292	14.8%	29,968	13.6%	27,642	13.2%	36,533	13.0%
Others	6,737	3.1%	7,522	3.2%	7,947	3.6%	8,152	3.9%	10,175	3.6%
Russia	2,737	1.3%	1,655	0.7%	1,619	0.7%	1,524	0.7%	1,587	0.6%
South America	35,248	16.4%	35,167	15.2%	27,952	12.6%	22,659	10.8%	34,052	12.1%
Mercosul	22,613	10.5%	20,833	9.0%	14,749	6.7%	12,403	5.9%	16,990	6.1%

	2017		2018		2019		2020		2021
Andean Community of Nations	7,096	3.3%	7,315	3.2%	7,560	3.4%	5,575	2.7%	8,839	3.1%
Others	5,539	2.6%	7,019	3.0%	5,642	2.6%	4,681	2.2%	8,224	2.9%
North America	34,106	15.9%	36,555	15.8%	37,996	17.2%	29,530	14.1%	41,628	14.8%
United States of America	26,872	12.5%	28,697	12.4%	29,716	13.4%	21,471	10.3%	31,145	11.1%
Mexico	4,514	2.1%	4,505	1.9%	4,898	2.2%	3,829	1.8%	5,560	2.0%
Canada	2,719	1.3%	3,353	1.4%	3,382	1.5%	4,230	2.0%	4,922	1.8%
Middle Eastern	11,671	5.4%	9,769	4.2%	10,812	4.9%	8,797	4.2%	12,074	4.3%
Africa	9,393	4.4%	8,101	3.5%	7,536	3.4%	7,865	3.8%	9,479	3.4%
Central America and Caribbean	4,241	2.0%	4,366	1.9%	3,282	1.5%	2,937	1.4%	3,979	1.4%
Non-Declared	2,240	1.0%	1,839	0.8%	15	0.0%	10	0.0%	2	0.0%
Oceania	567	0.3%	694	0.3%	770	0.3%	812	0.4%	969	0.3%
Total	214,988	100%	231,890	100%	221,127	100%	209,180	100%	280,815	100%

Note: Numbers may not total due to rounding.

(1)	According to the MERCOSUL Common Nomenclature (Nomenclatura Comum do MERCOSUL or “NCM”).
(2)	Percentages of total exports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of the Economy.

The following table sets forth certain information regarding exports by product categories.

Table No. 22

Brazilian Exports (FOB) (1)

(In Millions of U.S. Dollars, except for percentages(2))

	2017		2018		2019		2020		2021
Agriculture	38,572	17.9%	45,697	19.7%	43,047	19.5%	45,155	21.6%	55,141	19.6%
Mining and quarrying	39,736	18.5%	49,598	21.4%	50,585	22.9%	49,052	23.4%	80,046	28.5%
Manufacturing	133,138	61.9%	133,327	57.5%	126,361	57.1%	114,073	54.5%	144,127	51.3%
Other Products	3,543	1.6%	3,268	1.4%	1,134	0.5%	901	0.4%	1,501	0.5%
Total	214,988	100.0%	231,890	100.0%	221,127	100.0%	209,180	100.0%	280,815	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the Brazilian adoption of the International Standard Industrial Classification of All Economic Activities (ISIC)
(2)	Percentages of total exports.

Source: Ministry of the Economy.

The following table sets forth certain information regarding exports by major commodity groups for the periods indicated.

Table No. 23

Exports (FOB Brazil)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2017		2018		2019		2020		2021
Livestock and Animal Products	15,380	7.2%	15,010	6.5%	16,889	7.6%	17,198	8.2%	19,734	7.0%
Vegetable Products	37,256	17.3%	43,851	18.9%	40,437	18.3%	42,307	20.2%	51,999	18.5%
Oils, Fat and Waxes of Animals and Plants	1,441	0.7%	1,403	0.6%	1,031	0.5%	1,215	0.6%	2,753	1.0%
Food, Beverage and Tobacco	25,186	11.7%	21,899	9.4%	19,903	9.0%	22,767	10.9%	25,335	9.0%
Mineral Products	41,803	19.4%	53,981	23.3%	56,723	25.7%	54,339	26.0%	87,802	31.3%

	2017		2018		2019		2020		2021
Chemical Products and Derivatives	10,629	4.9%	10,803	4.7%	10,174	4.6%	8,943	4.3%	11,433	4.1%
Plastic and Rubber, and Derivatives	5,346	2.5%	5,065	2.2%	4,705	2.1%	3,858	1.8%	5,233	1.9%
Fur, Leather and Derivatives	2,007	0.9%	1,523	0.7%	1,232	0.6%	1,040	0.5%	1,497	0.5%
Wood, Wood Charcoal and Derivatives	2,781	1.3%	3,145	1.4%	2,905	1.3%	3,140	1.5%	4,496	1.6%
Paste of Wood, Paper and Derivatives	8,315	3.9%	10,342	4.5%	9,535	4.3%	7,773	3.7%	8,698	3.1%
Textile Materials and Derivatives	2,352	1.1%	2,624	1.1%	3,556	1.6%	4,039	1.9%	4,477	1.6%
Shoes, Hats, Etc.	1,283	0.6%	1,140	0.5%	1,097	0.5%	746	0.4%	1,054	0.4%
Articles of Stone, Ceramic, Glass, Etc.	1,883	0.9%	1,870	0.8%	1,722	0.8%	1,586	0.8%	2,170	0.8%
Natural Pearls, Precious Stones, Etc.	3,306	1.5%	3,346	1.4%	4,245	1.9%	5,469	2.6%	6,265	2.2%
Common Metals and Derivatives	15,234	7.1%	16,514	7.1%	15,362	6.9%	12,189	5.8%	19,018	6.8%
Machineries and Equipment, Electric Materials, Etc.	16,650	7.7%	17,787	7.7%	15,649	7.1%	11,299	5.4%	14,440	5.1%
Transport Materials	18,941	8.8%	16,707	7.2%	13,180	6.0%	9,286	4.4%	11,671	4.2%
Scientific Instruments and Equipment	930	0.4%	1,009	0.4%	1,044	0.5%	675	0.3%	863	0.3%
Weapons and Ammunition	476	0.2%	343	0.1%	368	0.2%	314	0.2%	377	0.1%
Goods and Diverse Products	932	0.4%	979	0.4%	973	0.4%	937	0.4%	1,324	0.5%
Objects of Art, Collection and Antiques	188	0.1%	326	0.1%	389	0.2%	60	0.0%	175	0.1%
Special Transactions	2,670	1.2%	2,222	1.0%	8	0.0%	0	0.0%	0	0.0%
Total	214,988	100%	231,890	100%	221,127	100%	209,180	100%	280,815	100%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total exports.

Source: Ministry of the Economy.

In 2021, soy products exports represented 14.5% of all Brazilian exports, and iron ore and its concentrates exports represented 13.8% of all Brazilian exports. These items are exported to a wide range of commercial partners, with China being the most significant in volume.

To provide export financing under the terms and conditions prevailing in the international market, the Federal Government established the Export Financing Program (Programa de Financiamento às Exportações or “PROEX”). There are two forms of credit assistance available under the program: direct financing and interest rate equalization. Direct financing can be provided to Brazilian exporters (supplier’s credit) or to foreign importers (buyer’s credit); direct financing may also be provided for the production of goods and services for export. Interest rate equalization is a form of credit assistance through which PROEX pays for part of the charges associated with a loan granted by another financial institution through equalization payments, making the net financial burden of the loan compatible with those available on the international market. The financing period of the program ranges from 60 days to 15 years.

The PROEX budget for 2022 is R$2.1 billion, compared to R$2.9 billion in 2021.

Imports

The following table set forth certain information regarding the sources of Brazil’s imports for the periods indicated.

Table No. 24

Imports by Region (FOB Brazil)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2017		2018		2019		2020		2021
Asia (ex-Middle Eastern)	50,444	31.7%	60,726	32.8%	62,552	33.6%	57,930	36.5%	78,158	35.6%
China, Hong Kong and Macau	28,137	17.7%	35,887	19.4%	36,640	19.7%	35,371	22.3%	48,341	22.0%
ASEAN (3)	5,345	3.4%	6,507	3.5%	7,180	3.9%	6,595	4.2%	10,027	4.6%
Others	7,620	4.8%	8,007	4.3%	8,943	4.8%	7,276	4.6%	9,536	4.3%
Japan	5,273	3.3%	5,475	3.0%	5,050	2.7%	4,497	2.8%	5,108	2.3%
South Korea	4,069	2.6%	4,849	2.6%	4,740	2.5%	4,191	2.6%	5,146	2.3%
Europe	40,672	25.6%	45,728	24.7%	45,981	24.7%	39,342	24.8%	51,483	23.5%
European Union	31,873	20.1%	35,638	19.2%	34,943	18.8%	30,318	19.1%	38,262	17.4%
Others	6,134	3.9%	6,687	3.6%	7,323	3.9%	6,276	4.0%	7,522	3.4%
Russia	2,666	1.7%	3,403	1.8%	3,716	2.0%	2,747	1.7%	5,699	2.6%
South America	21,892	13.8%	23,923	12.9%	22,258	12.0%	18,180	11.4%	26,617	12.1%
Mercosul	13,560	8.5%	15,088	8.1%	14,568	7.8%	11,980	7.5%	17,363	7.9%
Andean Community of Nations	4,480	2.8%	5,281	2.8%	4,432	2.4%	3,211	2.0%	4,664	2.1%
Others	3,852	2.4%	3,554	1.9%	3,258	1.8%	2,989	1.9%	4,591	2.1%
North America	34,062	21.4%	40,488	21.8%	42,318	22.8%	33,662	21.2%	46,521	21.2%
United States of America	27,810	17.5%	32,831	17.7%	34,774	18.7%	27,876	17.6%	39,385	18.0%
Mexico	4,411	2.8%	5,281	2.8%	5,106	2.7%	3,862	2.4%	4,561	2.1%
Canada	1,840	1.2%	2,376	1.3%	2,437	1.3%	1,923	1.2%	2,575	1.2%
Middle Eastern	3,973	2.5%	5,190	2.8%	5,101	2.7%	4,337	2.7%	7,330	3.3%
Africa	5,547	3.5%	6,624	3.6%	5,596	3.0%	3,664	2.3%	6,432	2.9%
Central America and Caribbean	1,432	0.9%	1,189	0.6%	1,026	0.6%	636	0.4%	1,229	0.6%
Oceania	241	0.2%	346	0.2%	346	0.2%	249	0.2%	346	0.2%
Non-declared	687	0.4%	1,108	0.6%	751	0.4%	787	0.5%	1,293	0.6%
Total	158,951	100%	185,322	100%	185,928	100%	158,787	100%	219,408	100%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of the Economy

By virtue of being a member country of the Mercosul, Brazil is charged a tariff that can vary 2 percentage points from 0% up to 20% (“Mercosul Common Customs Tariff”, Tarifa Externa Comum or “TEC”). However, member countries are entitled to a list of products that, at their discretion, will temporarily not be subject to the TEC. The list of exceptions allowed to each member country are as follows: Argentina, up to 100 products until December 31, 2028; Brazil, up to 100 products until December 31, 2028; Paraguay, up to 649 products until December 31, 2030; and Uruguay, up to 225 products until December 31, 2029. For such products included in the list of exceptions, each member country may impose higher or lower tariffs, as compared to the TEC. The maximum import tariff imposed by Brazil on products included in the list of exceptions was 55%. Up to 20% of the products on the list can be changed every six months. Venezuela has been suspended from Mercosul since December 1, 2016.

The following table sets forth certain information regarding imports by end-use category.

Table No. 25

Brazilian Imports (FOB)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2017		2018		2019		2020		2021
Capital Goods	16,902	10.6%	23,853	12.9%	25,673	13.8%	24,200	15.2%	24,368	11.1%
Consumption Goods	23,353	14.7%	25,628	13.8%	24,817	13.3%	21,175	13.3%	24,017	11.0%
Oil and Fuel	19,221	12.1%	23,674	12.8%	22,170	11.9%	13,935	8.8%	26,093	11.9%
Intermediate Goods	99,366	62.5%	111,997	60.4%	113,138	60.9%	99,416	62.6%	144,851	66.0%
Total	158,951	100.0%	185,322	100.0%	185,928	100.0%	158,787	85.4%	219,328	100%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.

Source: Central Bank, with underlying information provided by Ministry of the Economy.

The following table sets forth certain information regarding imports by major commodity groups for the periods indicated.

Table No. 26

Imports (FOB Brazil)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2017		2018		2019		2020		2021
Livestock and Animal Products	2,417	1.5%	2,335	1.3%	2,252	1.2%	1,929	1.2%	2,244	1.0%
Vegetable Products	4,250	2.7%	4,227	2.3%	4,564	2.5%	4,649	2.9%	5,610	2.6%
Oils, Fat and Waxes of Animals and Plants	1,036	0.7%	1,069	0.6%	915	0.5%	1,226	0.8%	1,591	0.7%
Food, Beverage and Tobacco	3,500	2.2%	3,416	1.8%	3,223	1.7%	2,966	1.9%	3,124	1.4%
Mineral Products	25,010	15.7%	29,809	16.1%	27,344	14.7%	16,839	10.6%	32,305	14.7%
Chemical Products and Derivatives	31,349	19.7%	36,732	19.8%	37,904	20.4%	35,635	22.4%	51,627	23.5%
Plastic and Rubber, and Derivatives	9,767	6.1%	10,576	5.7%	10,399	5.6%	9,288	5.8%	13,859	6.3%
Fur, Leather and Derivatives	479	0.3%	488	0.3%	498	0.3%	307	0.2%	401	0.2%
Wood, Wood Charcoal and Derivatives	110	0.1%	117	0.1%	125	0.1%	120	0.1%	151	0.1%
Paste of Wood, Paper and Derivatives	1,187	0.7%	1,230	0.7%	1,187	0.6%	968	0.6%	1,153	0.5%
Textile Materials and Derivatives	5,097	3.2%	5,600	3.0%	5,407	2.9%	4,345	2.7%	5,178	2.4%
Shoes, Hats, Etc.	512	0.3%	528	0.3%	550	0.3%	427	0.3%	451	0.2%
Articles of Stone, Ceramic, Glass, Etc.	1,108	0.7%	1,251	0.7%	1,322	0.7%	1,237	0.8%	1,647	0.8%
Natural Pearls, Precious Stones, Etc.	437	0.3%	588	0.3%	759	0.4%	731	0.5%	1,032	0.5%
Common Metals and Derivatives	8,947	5.6%	10,993	5.9%	10,826	5.8%	9,811	6.2%	16,067	7.3%

	2017		2018		2019		2020		2021
Machineries and Equipment, Electric Materials, Etc.	42,529	26.8%	46,733	25.2%	49,521	26.6%	45,253	28.5%	56,962	26.0%
Transport Materials	14,019	8.8%	21,342	11.5%	20,799	11.2%	15,883	10.0%	17,419	7.9%
Scientific Instruments and Equipment	5,377	3.4%	6,186	3.3%	6,235	3.4%	5,397	3.4%	6,385	2.9%
Weapons and Ammunition	28	0.0%	77	0.0%	57	0.0%	132	0.1%	159	0.1%
Goods and Diverse Products	1,779	1.1%	1,998	1.1%	2,014	1.1%	1,636	1.0%	2,037	0.9%
Objects of Art, Collection and Antiques	14	0.0%	27	0.0%	26	0.0%	8	0.0%	7	0.0%
Total	158,951	100%	185,322	100.0%	185,928	100.0%	158,787	100.0%	219,408	100%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.

Source: Ministry of the Economy.

Financial Account

Foreign Investment

In 2021, direct investment inflows in Brazil were widely spread among the various economic activity sectors and the volume of inflows was at an adequate level to finance the current account deficit. Foreign direct investment in 2021 totaled US$27.3 billion (1.7% of the GDP).

The following table sets forth information regarding foreign direct and portfolio investment in Brazil for each of the years indicated.

Table No. 27

Foreign Direct and Portfolio Investment in Brazil(1)

(In Millions of U.S. Dollars)

	2017	2018	2019	2020	2021
Portfolio
Net Acquisition of Financial Assets	12,371	458	8,995	11,002	15,164
Net Incurrence of Liabilities	(5,353)	(6,403)	(10,221)	(1,881)	20,858
Total	17,724	6,861	19,216	12,882	(5,694)
Direct
Net Acquisition of Financial Assets	21,341	2,025	22,820	(3,467)	19,157
Net Incurrence of Liabilities	68,885	78,163	69,174	37,786	46,441
Total	(47,545)	(76,138)	(46,355)	(41,254)	(27,285)

Note: Numbers may not total due to rounding.

(1)	Figures calculated in accordance with methodology set forth in the IMF BPM6.

Source: Central Bank.

Other than in 2013 and 2014, external financing needs (which are defined as the difference between the current account deficit and net foreign direct investment) have generally been negative since January 2002, as rising foreign direct investments have been greater than the current account deficit.

The following table sets forth the external financing needs of Brazil for each of the years indicated.

Table No. 28

External Financing Needs

(In Millions of U.S. Dollars)

	2017	2018	2019	2020	2021
Current Account Deficit	22,033	51,460	65,030	24,492	27,925
Foreign Direct Investment	68,886	78,163	69,174	37,786	46,441
External Financial Needs	(46,852)	(26,703)	(4,144)	(13,295)	(18,516)

Note: Numbers may not total due to rounding.

Source: Central Bank.

Reserve Assets

International Reserves

The Central Bank publishes the volume of international reserves using two metrics: cash (the most commonly used metric) and international liquidity. The international liquidity metric includes U.S. Dollars receivable by the Central Bank from banks as a result of loans that the Central Bank issued in foreign currency during the last major international financial crisis. These transactions are not included in the cash metric.

The following table sets forth Brazil’s international reserves, according to the international liquidity metric for calculating international reserves.

Table No. 29

International Reserves (International Liquidity Metric)

(In Millions of U.S. Dollars)

	2017	2018	2019	2020	2021
Total Official Reserves	373,972	374,715	356,884	355,620	362,204

Source: Central Bank.

The following table sets forth certain information regarding Brazil’s international reserves, according to the cash metric for calculating international reserves, for each of the years indicated below.

Table No. 30

International Reserves (Cash Metric)

(In Millions of U.S. Dollars)

	As of December 31, 2021
	2017	2018	2019	2020	2021
Total Gold and Foreign Exchange	361,661	364,141	342,641	336,101	316,951
Gold (1)	2,816	2,781	3,296	4,101	7,581
Foreign Exchange	358,846	361,360	339,345	332,000	309,370
Special Drawing Rights	3,712	4,046	4,050	4,234	4,474
Other reserve assets	6,600	4,184	7,145	10,706	21,495
Total Official Reserves	373,972	374,715	356,884	355,620	362,204

Note: Numbers may not total due to rounding.

(1)	Includes available financial gold inventory plus time deposits.

Source: Central Bank.

PUBLIC FINANCE

General

Brazil’s consolidated public sector account includes the accounts of the three tiers of government (federal, state and municipal), the Central Bank and the public Social Security System.

Consolidated Public Sector Fiscal Performance

The primary goals of the Federal Government’s fiscal policy are to promote the balanced management of public resources, to ensure the maintenance of economic stability and sustained growth and to be socially equitable. To fulfill its goals, acting in accordance with the monetary, credit and exchange policies, the Federal Government seeks to create the necessary conditions for the gradual decline of Brazil’s Public Sector Net Debt to GDP ratio, the reduction of Brazil’s interest rates and the improvement of Brazil’s public debt profile. Accordingly, every year, a primary balance target is established with the goal of ensuring the economic conditions necessary for the maintenance of sustained growth, which includes the long-term sustainability of public debt. The primary balance targets are fixed in nominal terms.

The budgetary law for 2021 (the “2021 Budgetary Guidelines”) had established a negative primary balance target of R$250.9 billion for the consolidated public sector in 2021.

Fiscal Balance

Brazil measures both an overall balance and a primary balance, calculated according to the official statistical guidelines of the IMF. The overall balance is the difference between Brazil’s aggregate revenue (including investments) and total expenditures (including interest costs) in a given period (“Public Sector Borrowing Requirements”). The primary balance is the overall balance excluding nominal interest payments levied on net debt.

The following table sets forth the Public Sector Borrowing Requirements for the five-year period ending on December 31, 2021.

Table No. 31

Public Sector Borrowing Requirements(1)

(In Billions of Reais (R$), Except Percentages(2))

	2017		2018		2019		2020		2021
	R$	% of GDP	R$	% of GDP	R$	% of GDP	R$	% of GDP	R$	% of GDP
Overall	511.4	7.8%	487.4	7.0%	429.2	5.8%	1,015.4	13.6%	383.7	4.4%
Central Government	459.3	7.0%	426.5	6.1%	399.0	5.4%	1,011.9	13.6%	443.2	5.1%
Federal Government (3)	503.9	7.7%	500.9	7.2%	413.0	5.6%	1,029.9	13.8%	428.3	4.9%
Central Bank	-44.5	-0.7%	-74.4	-1.1%	-14.0	-0.2%	-17.9	-0.2%	14.9	0.2%
Regional Governments	46.8	0.7%	59.4	0.8%	36.0	0.5%	1.1	0.0%	-61.8	-0.7%
Public Enterprises (4)	5.2	0.1%	1.6	0.0%	-5.9	-0.1%	2.4	0.0%	2.3	0.0%
Nominal Interest	400.8	6.1%	379.2	5.4%	367.3	5.0%	312.4	4.2%	448.4	5.2%
Central Government	340.9	5.2%	310.3	4.4%	310.1	4.2%	266.7	3.6%	407.3	4.7%
Federal Government (3)	386.2	5.9%	385.4	5.5%	324.7	4.4%	285.2	3.8%	393.0	4.5%
Central Bank	-45.3	-0.7%	-75.1	-1.1%	-14.6	-0.2%	-18.5	-0.2%	14.3	0.2%
Regional Governments	54.3	0.8%	62.9	0.9%	51.2	0.7%	39.8	0.5%	35.9	0.4%
Public Enterprises (4)	5.6	0.1%	6.0	0.1%	6.0	0.1%	6.0	0.1%	5.2	0.1%
Primary	110.6	1.7%	108.3	1.5%	61.9	0.8%	703.0	9.4%	-64.7	-0.7%
Central Government	118.4	1.8%	116.2	1.7%	88.9	1.2%	745.3	10.0%	35.9	0.4%
Federal Government	-64.8	-1.0%	-79.7	-1.1%	-124.9	-1.7%	485.6	6.5%	-212.1	-2.4%
Central Bank	0.8	0.0%	0.7	0.0%	0.6	0.0%	0.5	0.0%	0.6	0.0%
Social Security	182.4	2.8%	195.2	2.8%	213.2	2.9%	259.1	3.5%	247.3	2.9%
Regional Governments	-7.5	-0.1%	-3.5	0.0%	-15.2	-0.2%	-38.7	-0.5%	-97.7	-1.1%
Public Enterprises (4)	-0.4	0.0%	-4.4	-0.1%	-11.8	-0.2%	-3.6	0.0%	-2.9	0.0%
GDP	6,585.5	—	7,004.1	—	7,407.0	—	7,447.9	—	8,674.5	—

Note: Numbers may not total due to rounding.

(1)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(2)	Percentages of GDP.
(3)	Includes Social Security System.
(4)	Excludes Petrobras and Eletrobras.

Source: Central Bank.

Ceiling on Public Spending

In December 2016, the Federal Government established a ceiling on public spending for twenty fiscal years. This ceiling limits spending to the expenses incurred the prior year, adjusted for inflation. Noncompliance with the ceiling triggers limitations on government spending, including staff promotions, hiring or contracting additional debt.

Budget Process

The Constitution guarantees the funding of three types of government expenditures: revenue-sharing with states and municipalities; salaries and pensions for government employees; and repayment of public debt.

The Constitution requires that three laws be passed as part of the budget process: the Multi-Year Plan (Plano Plurianual), the Budgetary Guidelines (Lei de Diretrizes Orçamentárias) and the Annual Budget. The budget processes at the state and municipal levels are substantially similar.

Multi-Year Plan

The Multi-Year Plan sets government priorities for a four-year period and must contain the Federal Government’s expenditure goals. The Multi-Year Plan is initiated by the executive branch and coordinated by the Secretariat of Planning and Strategic Investments (Secretaria de Planejamento e Investimento Estratégico or “SPI”). The Multi-Year Plan proposal must be submitted to the National Congress by August 31 of the first year of a presidential term. It becomes effective in the second year of the presidential term and expires in the first year of the next presidential term.

The Multi-Year Plan for the years 2020 through 2023 suggested an investment of over R$6.8 trillion. The financing of this investment would come from the Annual Budget, the state-owned enterprises investment budget and other sources of funds such as tax waivers, global expenditure plans, government credit agencies and public-private partnerships.

Budgetary Guidelines

The Budgetary Guidelines set the macroeconomic and fiscal targets for the Federal Government and non-financial enterprises. Additionally, the Budgetary Guidelines include historical data about how the budget was executed in the preceding two fiscal years and projections for the following two years.

The Budgetary Guidelines are initiated by the National Treasury, the SOF and the SPI, all part of the Ministry of the Economy, and then it was sent to the President for potential revisions. The proposal must be submitted to the National Congress by April 15 of each year. The National Congress may approve the proposal or alter any item before the Budgetary Guidelines must be submitted to the President by July 17 of each year. The President may veto any provision, but the National Congress may override the Presidential veto by a two-thirds majority vote.

Annual Budget

The Budgetary Guidelines provide a basis for preparing the Annual Budget. After conferral with each ministry, the SOF finalizes a federal budget proposal and submits it to the President, who may revise the proposal. The President must submit the Annual Budget proposal to the National Congress by August 31 of each year. By December 22 of each year, the National Congress must submit to the President its approved budget. It may propose revisions but may not alter items relating to the payment of external debt incurred by the Federal Government. The President is granted fifteen days to review and sign the budget, and the approved Annual Budget becomes effective as of January 1st of the following year. The presidential veto process mirrors the veto process for the Budgetary Guidelines.

The President must implement a budget implementation decree (Decreto de Programação Orçamentário-Financeiro) within 30 days of National Congress’ enactment of the annual budget. The implementation decree provides a monthly schedule of revenues and expenditures, which can be subsequently revised every two months in light of actual revenues. Within 30 days after the end of each two-month period, the Federal Government publishes a summary report of the budget execution and an evaluation report on revenues and expenditures. If the Federal Government finds that certain budgeted amounts may prevent achievement of the primary balance target, it will limit expenditures accordingly.

Petrobras and Eletrobras

Petrobras, the state-controlled oil company, which historically accounted for approximately 0.5% of the primary balance of the federal budget in nominal terms, was removed from the calculation of the primary balance beginning in 2009. Eletrobras, the state-controlled electricity holding company, which historically accounted for approximately 0.2% of the primary balance of the federal budget in nominal terms, was also removed from the calculation of the primary balance in 2010. Petrobras and Eletrobras were removed to avoid distortions in the companies’ management decisions.

2022 Budget

For information on the budget for 2022, please refer to “2022 Budget” in the “Recent Developments” section.

Federal Government Programs

Investment Partnership Program

The PPI executes high priority infrastructure projects, whereby partnerships between the Federal Government and private investors and operators are fostered. Under the PPI, private investors are responsible for funding at least 20% of each project, with the remaining funds coming from certain loans and debt issuances.

In 2021, several PPI projects were awarded to private operators, totaling R$50.2 billion in revenues and R$340.1 billion in investments in the infrastructure sector. Around 118 additional projects are expected to be awarded in 2022, with estimated investments of R$ 329 billion.

Taxation and Revenue Sharing Systems

The Federal Government collects taxes on personal and corporate income, industrial products (through the Imposto sobre Produtos Industrializados or “IPI”), rural property (through the Imposto sobre a Propriedade Territorial Rural or “ITR”), financial transactions (through the IOF), Social Security and import and export tariffs. States and the Federal District collect taxes on motor vehicles, circulation of goods and services and transfers of property rights, while municipalities collect taxes on urban property, services and transfers of property rights.

The gross tax burden in 2020 was 31.6% of GDP, as compared to 32.5% of GDP in 2019. The total amount of tax revenue collected in 2020 was R$2,352.3 billion. Of this amount, 66.3% was collected by the Federal Government, 26% was collected by the states and 7.7% was collected by municipalities. Taxes in 2020 were derived mainly from the Tax on the Circulation of Goods and Transportation and Communication Services (Imposto sobre Operações relativas à Circulação de Mercadorias e sobre Prestações de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação or “ICMS”) (22.2%); the Federal Income Tax (Imposto de Renda or “Income Tax”) (19.1%); Social Security tax (Instituto Nacional da Seguridade Social or “Social Security”) (16.5%); and the Contribution for the Financing of Social Security (Contribuição para Financiamento da Seguridade Social or “COFINS”) (9.3%). Comparable tax data for 2021 is not yet available as of the date of this report.

On July 21, 2020, the Ministry of the Economy delivered to the National Congress the first part of the Tax Reform Proposal (Proposta da Reforma Tributária) focused on simplification, cost reduction and transparency of the Brazilian Tax system as well as avoiding tax evasion and creating more jobs and investment in the Brazilian economy. The Tax Reform Proposal includes the creation of a value-added tax called the Contribution on Goods and Services (Contribuiçao sobre bens e serviços or “CBS”) to replace contributions to the Social Integration and Public Servant Heritage Program (Programa de Integração Social e de Formação do Patrimônio do Servidor Público or “PIS/PASEP”) and COFINS. The proposal is under discussion in the National Congress.

Income Tax

Brazil’s individual Income Tax rates for 2021 are progressive and are at the following rates: 0%, 7.5%, 15%, 22.5% and 27.5%. The minimum taxable annual income is currently R$28,559.70. Brazil offers only a limited number of tax deductions.

For corporate and other legal entities, the basic tax rate is 15%. The surtax on taxable net income exceeding R$20,000 is 10%. The tax related to social welfare (Contribuição Social Sobre o Lucro Líquido or “CSLL”) levied on net profit is 9% with respect to business entities in general. For financial institutions, CSLL levied on net profit is 15%.

For financial transactions on the fixed and variable income market, the income tax rates for Brazilian citizens are progressive at the following rates: 15% for investments with terms longer than 720 days; 17.5% for investments with terms of up to 720 days; 20% for investments with terms of up to 360 days and 22.5% for investments with terms of up to 180 days.

Tax treatment of non-resident investors in Brazilian financial and capital investments differs depending on the origin of the funds. Investors from countries that do not have “favored taxation” status will have the right to Brazilian tax benefits, provided they fulfill the conditions established by the regulations of the CMN. Income tax in these cases follows specific rules and income tax rates range from 0% to 15%. In the case of investments from countries that are not subject to an income tax of 20% or more, the above-mentioned tax benefits do not apply. Instead, such investments are subject to the same rules governing domestic investors.

Simples Nacional

Small companies are eligible to participate in Simples Nacional, which enables them to pay a single unified tax based on their level of gross revenues, rather than paying several different taxes. The Simples Nacional became effective on July 1, 2007, and it merged six different Federal taxes (Corporate Income Tax, IPI, CSLL, COFINS, PIS and Social Security), one state tax (ICMS) and one municipal tax (Imposto Sobre Serviço or “ISS”).

Revenue Sharing

The Federal Government is required by the Constitution to transfer 50% of the proceeds from the IPI and Corporate Income Tax as follows: (i) 21.5% to the states and Federal District Participation Funds; (ii) 25.5% to the municipalities participation funds; and (iii) 3% to the financing programs for the productive sectors in the North, Northeast and Central West Regions. The Federal Government must also transfer 10% of the proceeds of the IPI to the states and Federal District, pro rata, according to their respective exports of manufactured products.

The Constitution also mandates the sharing with states and municipalities of certain other types of taxes collected by the Federal Government, such as automobile property taxes or the ITR. Likewise, states must share revenue from certain taxes with municipalities. In addition, all of the revenues derived from IOF levied on transactions in gold as a financial asset are allocated among municipalities (70%) and the state, Federal District or federal territory of origin (30%).

Required Investment in Education and Health

The Federal Government must dedicate at least 18% of annual tax revenues to education. States, municipalities and the Federal District must invest at least 25% of their annual tax revenues in education.

The Federal Government must allocate at least the same amount to public health investments and services as it did in the previous fiscal year. It is also required to increase funding for public health by an amount corresponding to the difference between the GDP in the prior year and the projected GDP for the new fiscal year. States and the Federal District must contribute at least 12% of their annual revenues to health investments. Municipalities must contribute at least 15% of their annual revenues to health investments. For as long as the current ceiling on public spending is in place, the minimum limits of investment in education and health will be increased by the inflation of the previous year.

Fiscal Responsibility Law

The Fiscal Responsibility Law (enacted in 2000) establishes a comprehensive framework intended to prevent fiscal imbalances. The law applies to each level of government, as well as to government-controlled funds, semi-autonomous entities and state-owned enterprises.

The Fiscal Responsibility Law requires bi-monthly evaluations of fiscal targets, with non-compliance triggering automatic cuts in expenditure authorizations. Increases in expenditures must be accompanied by estimates of their budgetary and financial impact, a declaration of compliance with the multi-year plan, budgetary guidelines and annual budget, and a description of the means through which the expenditures will be financed. Tax exemptions must also be accompanied by estimates of their budgetary and financial impact. Personnel expenditures are limited as a percentage of net current revenues to 50% for the Federal Government, 60% for the states and 60% for municipalities.

Exceptions to the Fiscal Responsibility Law are severely limited. Limits on public sector debt and on borrowing are subject to review by the President in the case of economic instability or monetary and foreign exchange shocks. Deadlines to re-establish equilibrium will be extended in the case of shortfalls in economic growth. In case of an officially recognized state of emergency, the limits will be temporarily suspended.

A Senate resolution passed in 2001 defined the global limits for the consolidated net indebtedness of states and municipalities. Specifically, a state’s debt cannot be higher than 200% of its net current revenue and a municipality’s debt cannot exceed 120% of its net current revenue.

Fiscal Crime Law

The Fiscal Crime Law (Lei de Crimes Fiscais), also enacted in 2000 to complement the Fiscal Responsibility Law, amended Brazil’s Penal Code and certain other laws to provide penalties for borrowing in excess of authorized limits, ordering expenditures not authorized by law and administrative infractions concerning public finance laws.

PUBLIC DEBT

General

Public debt in Brazil is regulated by the Fiscal Responsibility Law and other laws issued by the Federal Government, which provide the structural framework for public finance and debt management in Brazil. The Annual Budget, adopted in accordance with the Budgetary Guidelines, provides additional regulations for the applicable fiscal year.

The Constitution grants the Senate broad powers to regulate public debt. All external financial transactions of the Federal Government, the states, the Federal District and municipalities are required to be authorized by the Senate, which also sets global limits for the amount of consolidated public debt and debt securities of the Federal District, the states and municipalities, in addition to limits for domestic and external loans and guarantees by the Republic. The Constitution also empowers the Senate to provide terms and conditions of internal and external financial transactions of the Federal Government, among others. State constitutions and municipal constitutions (lei orgânica municipal) set public debt limits at the regional level and authorize legislative branches at various levels of government to further limit public debt.

The Secretary of Finance has overall responsibility to manage the Federal Government’s domestic and external public debt through the National Treasury, which manages securities operations and issues rules governing the auction of public securities. Pursuant to the Fiscal Responsibility Law, the Ministry of the Economy is required to verify compliance of all public loan facilities with their terms and conditions.

The National Treasury is the sole issuer of public bonds in Brazil and is authorized, under a program issued by the Senate, to issue an aggregate of US$75.0 billion in foreign debt securities or liability management transactions, such as repurchases, exchanges and financial derivatives, the proceeds of which are used solely for payment of the National Treasury’s federal public debt. In addition, the Central Bank, which is prohibited from issuing public bonds under the terms of the Fiscal Responsibility Law, buys and sells federal public debt securities on the secondary market using National Treasury bonds as collateral, exclusively for the purpose of conducting monetary policy.

Public Debt Indicators

There are three principal indicators of public debt reported in Brazil: (i) General Government Gross Debt, published by the Central Bank; (ii) Public Sector Net Debt, also published by the Central Bank; and (iii) Federal Public Debt, published by the National Treasury.

The overall public sector account balance reached 4.4% of GDP in 2021, with interest on debt corresponding to 5.2% of GDP.

Public Sector Net Debt

Public Sector Net Debt includes domestic and external debt incurred by (i) the Federal Government (including the Central Bank); (ii) state and municipal governments; and (iii) non-financial state-owned enterprises (excluding Petrobras and Eletrobras), each net of international reserves. The Brazilian government relies on Public Sector Net Debt as the principal measure of indebtedness used to make economic policy decisions, as it most closely reflects the status of public sector indebtedness and the Federal Government’s fiscal policies.

General Government Gross Debt

General Government Gross Debt, the majority of which is comprised of domestic debt, includes debt incurred by the Federal Government and state and municipal governments, whether owed to the private sector or to the financial public sector. This category excludes debt incurred by state-owned enterprises and the Central Bank (other than open-market transactions in the financial sector). General Government Gross Debt also excludes liabilities owed by any governmental entity to another entity whose liabilities are otherwise included in BDGG. As a result, debt represented by public securities held by agencies, federal public funds and other federal entities are disregarded.

In 2021, domestic debt constituted 86.1% of General Government Gross Debt.

In 2021, net external assets were R$931.4 billion (10.7% of GDP), as compared to R$984.8 billion (13.2% of GDP) in 2020.

The following table sets forth Public Sector Net Debt and General Government Gross Debt for each of the periods indicated below.

Table No. 32

Public Sector Debt

(In Billions of Reais (R$), Except Percentages(1))

	2017		2018		2019		2020		2021
Net Public Sector Debt (A= B+K+L)	3,382.9	51.4%	3,695.8	52.8%	4,041.8	54.7%	4,670.0	62.5%	4,966.9	57.2%
Net General Government Debt (B=C+F+I+J) (1)	3,505.4	53.2%	3,833.0	54.7%	4,231.8	57.3%	4,973.1	66.6%	5,359.7	61.8%
Gross General Government Debt (C=D+E) (2)	4,854.7	73.7%	5,272.0	75.3%	5,500.1	74.4%	6,615.8	88.6%	6,966.9	80.3%
Domestic Debt (D)	4,234.5	64.3%	4,599.9	65.7%	4,802.7	65.0%	5,793.3	77.6%	5,998.9	69.1%
Securities Debt Market (3)	2,996.6	45.5%	3,281.9	46.9%	3,644.1	49.3%	4,325.5	57.9%	4,774.8	55.0%
Central Bank Repo Operations (4)	1,065.0	16.2%	1,128.3	16.1%	951.5	12.9%	1,235.8	16.5%	981.4	11.3%
Other Debts	172.9	2.6%	189.7	2.7%	207.0	2.8%	232.1	3.1%	242.7	2.8%
External Debt (E)	620.2	9.4%	672.1	9.6%	697.5	9.4%	822.4	11.0%	968.0	11.2%
Federal Government	507.5	7.7%	539.5	7.7%	563.3	7.6%	654.4	8.8%	795.9	9.2%
States Government	101.6	1.5%	119.2	1.7%	119.7	1.6%	147.8	2.0%	149.6	1.7%
Local Governments	11.2	0.2%	13.4	0.2%	14.4	0.2%	20.3	0.3%	22.5	0.3%
Asset of General Government (F=G+H)	-2,052.5	-31.2%	-2,157.7	-30.8%	-2,234.1	-30.2%	-2,332.6	-31.2%	-2,655.2	-30.6%
Domestic Assets (G)	-2,052.4	-31.2%	-2,157.5	-30.8%	-2,233.9	-30.2%	-2,332.4	-31.2%	-2,654.8	-30.6%
Of Federal Government in Central Bank	-1,079.7	-16.4%	-1,274.9	-18.2%	-1,438.8	-19.5%	-1,452.6	-19.5%	-1,736.5	-20.0%
Credits with Official Financial Institutions (5)	-450.9	-6.8%	-344.8	-4.9%	-222.3	-3.0%	-217.2	-2.9%	-146.0	-1.7%
Worker Assistance Fund (FAT)	-255.4	-3.9%	-273.5	-3.9%	-292.8	-4.0%	-316.9	-4.2%	-348.1	-4.0%
Other Assets	-266.4	-4.0%	-264.4	-3.8%	-280.0	-3.8%	-345.7	-4.6%	-424.2	-4.9%
External Assets (H)	-0.1	0.0%	-0.1	0.0%	-0.2	0.0%	-0.2	0.0%	-0.4	0.0%
Available Central Bank Portfolio (I) (6)	594.5	9.0%	665.9	9.5%	937.2	12.7%	690.0	9.2%	1,048.0	12.1%
Exchange Equalization (J) (7)	108.8	1.7%	52.7	0.8%	28.7	0.4%	0.0	0.0%	0.0	0.0%
Central Bank Net Debt (K)	-181.8	-2.8%	-198.1	-2.8%	-245.9	-3.3%	-367.2	-4.9%	-449.5	-5.2%
Debt	2,840.7	43.1%	3,112.6	44.4%	3,121.2	42.2%	3,478.8	46.6%	3,534.6	40.7%
Monetary Base	296.8	4.5%	302.0	4.3%	316.6	4.3%	410.2	5.5%	409.2	4.7%
Repo Operations	1,065.0	16.2%	1,128.3	16.1%	951.5	12.9%	1,235.8	16.5%	981.4	11.3%
Commercial Bank Deposits	399.3	6.1%	407.3	5.8%	414.4	5.6%	380.1	5.1%	407.5	4.7%
National Treasury Operating Account	1,079.7	16.4%	1,274.9	18.2%	1,438.8	19.5%	1,452.6	19.5%	1,736.5	20.0%
Assets	-3,022.6	-45.9%	-3,310.7	-47.3%	-3,367.1	-45.6%	-3,845.9	-51.5%	-3,984.1	-45.9%
Federal Securities in Central Bank	-1,659.5	-25.2%	-1,794.3	-25.6%	-1,888.7	-25.6%	-1,925.8	-25.8%	-2,029.4	-23.4%
External Assets	-1,249.4	-19.0%	-1,435.8	-20.5%	-1,422.0	-19.2%	-1,826.1	-24.5%	-1,915.8	-22.1%
Other Assets	-113.7	-1.7%	-80.7	-1.2%	-56.4	-0.8%	-94.0	-1.3%	-39.0	-0.4%
Public Enterprises Net Debt (L) (8)	59.4	0.9%	61.0	0.9%	55.8	0.8%	64.1	0.9%	56.7	0.7%
Domestic Debt	58.3	0.9%	59.3	0.8%	63.8	0.9%	67.9	0.9%	69.3	0.8%
Domestic Assets	-10.0	-0.2%	-13.4	-0.2%	-23.6	-0.3%	-23.0	-0.3%	-29.3	-0.3%
Net External Debt	11.2	0.2%	15.1	0.2%	15.6	0.2%	19.1	0.3%	16.7	0.2%
GDP (9)	6,585.5	—	7,004.1	—	7,389.1	—	7,467.6	100.0%	8,677.4	—

Note: Numbers may not total due to rounding.

(1)	Percentages of GDP.
(2)	Excludes Federal Public Debt (“FPD”) securities in the Central Bank and includes Central Bank repo operations.
(3)	Includes FPD held by the National Treasury as well as other securitized credits. Excludes investments within and among government levels and any securities under the Exports Guarantee.

(4)	Includes repo operations carried out in the extra-market segment.
(5)	Includes credits granted to BNDES.
(6)	Share of FPD securities available for sale equals the difference between the FPD securities held by the Central Bank and outstanding repo operations.
(7)	Equalization of the financial result of exchange reserves operations and foreign exchange derivatives operations carried out by the Central Bank.
(8)	Excludes Petrobras and Eletrobras.
(9)	Accumulated GDP in the previous twelve months, in current prices.

Source: Central Bank.

Federal Public Debt

Federal Public Debt measures domestic and external debt incurred by the Federal Government only. It is comprised of (i) domestic federal public debt (Dívida Pública Federal Doméstica or “DFPD”), issued in local currency; and (ii) external federal public debt (Dívida Pública Federal Externa or “EFPD”), issued in foreign markets, mainly in foreign currency.

The following table sets forth Federal Public Debt for each of the periods indicated below.

Table No. 33

Federal Public Debt Indicators (1)

	2017	2018	2019	2020	2021
Stock of FPD Held By Public (R$ Billion)	3,559.3	3,877.1	4,248.9	5,009.6	5,613.7
Domestic	3,435.5	3,728.9	4,083.2	4,766.2	5,348.9
External	123.8	148.2	165.7	243.5	264.7
Stock of FPD Held By Public (% of GDP)
Domestic	52.2%	53.2%	55.1%	64.0%	61.6%
External	1.9%	2.1%	2.2%	3.3%	3.0%
FPD Profile (%)
Fixed Rate	35.3%	33.0%	31.0%	34.8%	28.9%
Inflation Linked	29.6%	27.5%	26.0%	25.3%	29.3%
Floating Rate	31.5%	35.5%	38.9%	34.8%	36.8%
Exchange Rate	3.6%	4.0%	4.1%	5.1%	5.0%
FPD Maturity Structure:
Average Maturity (Years)	4.4	4.1	4.0	3.6	3.8
Average Life (Years)	5.9	5.7	5.4	4.8	5.2
Percentage Maturing in 12 Months (%)	16.9%	16.3%	18.7%	27.6%	21.0%
GDP (R$ Billion)	6,585	7,004	7,407.0	7,447.9	8,679.5

Note: Numbers may not total due to rounding.

(1)	Includes National Treasury’s domestic and external debt.

Source: Ministry of the Economy/National Treasury.

Public Debt Management

In managing the Federal Public Debt, the National Treasury seeks to meet the Public Sector Borrowing Requirements at the lowest possible long-term financing cost, while maintaining adequate risk levels. Since 2001, it has published an Annual Borrowing Plan, including guidelines for managing Federal Public Debt, such as (i) gradually replacing floating rate bonds with fixed rate or inflation-linked instruments; (ii) consolidating the share of exchange rate-linked instruments of outstanding debt, in accordance with long-term limits; (iii) relaxing the maturity structure, with special attention to short-term debt; (iv) increasing the average maturity of the outstanding debt; (v) developing the yield curve in both domestic and external markets (i.e. to issue benchmark bonds in the internal and external markets to provide price references to markets and enhance liquidity in the primary and secondary markets); (vi) increasing the liquidity of federal public securities on the secondary market; (vii) broadening the investor base; and (viii) improving the External Federal Public Debt profile through issuances of benchmark securities, buybacks and structured operations.

The 2021 Annual Borrowing Plan (“20201Annual Borrowing Plan”), like the 2020 and 2019 Annual Borrowing Plans, focused on the replacement of floating-rate securities with fixed-rate and inflation-linked securities.

Table No. 34

Federal Public Debt Results and Annual Borrowing Plan 2021

	As of December 31, 2021	Reference Limits for 2021
		Minimum	Maximum
Stock of FPD (R$ Billion)
FPD	5,009.6	5,600.0	5,900.0
Composition—%
Fixed Rate	34.8%	38.0%	42.0%
Inflation Linked	25.3%	24.0%	28.0%
Floating Rate	34.8%	28.0%	32.0%
Exchange Rate	5.1%	3.0%	7.0%
Maturity Profile
Average Maturity (years)	3.6	3.2	3.6
% Maturing in 12 months	27.6%	24.0	29.0

Note: Numbers may not total due to rounding.

Source: National Treasury.

Golden Rule

The Golden Rule is a fiscal rule used widely in the public finance context that only allows debt issuances to finance capital spending, and not current expenses ( “Golden Rule”). The purpose of this rule is to prevent future generations from carrying the financial burden of current ones.

The Golden Rule is provided for in the Constitution, including the prerogative of the Federal Government to request the opening of additional or special credits in exceptional circumstances, in each case to be approved by a qualified majority in National Congress. In addition, the noncompliance with the Golden Rule may be considered a crime of responsibility by the President.

In 2021, the federal government complied with the Golden Rule with a surplus of R$ 119.7 billion. Compliance with the rule was supported by record revenue collection, the return of funds by BNDES and the incorporation of R$ 140 billion in surplus of financial funds.

For additional information on this topic, please refer to “Golden Rule” in the “Recent Developments” section.

Internal Public Debt

Internal Public Debt Policy

The National Treasury monitors market conditions with the goal of ensuring the proper functioning of the Federal Government bond market. During periods of high volatility in the financial markets, the National Treasury may conduct offerings to purchase government debt securities in order to stabilize the market, including through auction processes.

Internal Public Debt Levels

In 2021, issuances were at R$1,628.1 billion and redemptions were at R$1,464.9 billion, leading to net issuances at R$163.2 billion. As a result, the outstanding domestic debt increased 12.2% to R$5,349.0 billion in December 2021 from R$4,766.2 billion in December 2020, primarily due to net issuances and a positive interest earned through appropriations in the amount of R$420 billion.

The aggregate amount of federal domestic securities debt held by the Central Bank increased from R$1,925.8 billion (25.9% of GDP) in 2020 to R$2,029.4 billion (23.4% of GDP) in 2021. A significant portion of this portfolio was used as collateral in Central Bank repurchase operations, amounting to R$981.4 billion (11.3% of GDP) in 2021. For more information, refer to “Monetary Policy and Money Supply” in the “The Financial System” section.

External Public Debt

External Public Debt Policy

The National Treasury actively seeks to improve the external debt yield curve. The National Treasury has an anticipated buyback program for external debt securities (“Anticipated Buyback Program”), pursuant to which bonds that do not adequately reflect current borrowing costs are taken out of circulation. This strategy also mitigates the refinancing risk of such debt.

The table set forth below describes the buyback volume of securities taken out of circulation pursuant to the Anticipated Buyback Program. The decrease in repurchases in recent years (compared to repurchases between 2007 and 2014 averaging US$2.3 billion in face value annually) is primarily related to the reduction in the outstanding amount of these securities over the past several years and the reduced frequency of external issuances by the National Treasury.

Table No. 35

External Public Debt Buyback Program

(In Millions of U.S. Dollars)

	2017	2018	2019	2020	2021
Face Value	502.2	123.7	0.0	0.0	0.0
Financial Value	578.8	148.5	0.0	0.0	0.0

Source: Ministry of the Economy; National Treasury.

Through issuances in international markets and advanced purchases of foreign currency, the National Treasury has sufficient cash to cover principal and interest flows with maturities of twelve months or more. As such, foreign debt payments for medium- and long-term debt of the National Treasury are already funded.

External Public Debt Levels

In 2021, the outstanding amount of external federal public debt reached R$264.7 billion (US$47.4 billion), of which R$228.6 billion (US$41.0 billion) was debt securities and R$36.1 billion (US$6.5 billion) was contractual debt. The variation was mainly due to the depreciation of the Real against the basket of currencies that make up the stock of external debt.

The following table sets forth a summary of external federal debt for the periods indicated:

Table No. 36

External Federal Public Debt

(In Billions of Reais (R$), Except Percentages)

	2017	2018	2019	2020	2021
External Federal Public Debt (1)	123.8	148.2	165.7	243.5	264.7
EFPD (% of GDP)	1.9%	2.1%	2.2%	3.3%	3.0%
Securities	111.3	133.8	150.4	222.7	228.6
Global US$	96.5	118.5	135.0	205.4	217.8
Euro	4.0	4.5	4.6	6.5	—
Global BRL	10.8	10.8	10.8	10.8	10.8
Bradies (2)	—	—	—	—	—
Contractual	12.5	14.4	15.3	20.8	36.1
Multilateral Organizations	3.5	3.7	3.5	4.0	18.5
Private Financial Institutions/Gov. Agencies	9.0	10.7	11.9	16.7	17.6

Note: Numbers may not total due to rounding.

(1)	Values first converted to US$ and then converted to R$ at the spot foreign exchange rate as of the last day of the relevant month.
(2)	Refers to the pre-Brady bond (BIB), which does not have an embedded call option.

Source: National Treasury.

Securities Offerings in 2021

On July 7, 2021, the Federal Government issued US$1.5 billion of its 3.750% Global Bonds due 2031, with interest payable semi-annually every March and September until maturity in September 2031, and an additional US$750 million of its 4.750% Global Bonds due 2050, with interest payable semi-annually every January and July until maturity in January 2050 (the “2021 Offering”). The 2021 Offering was conducted in accordance with the guidelines established in the Annual Budget Plan (Plano Annual de Financiamento or “PAF”).

Regional Public Debt (State and Municipal)

Management

In 1997, after the deterioration of the financial situation of the states and state banks in the aftermath of the launch of the Plano Real, the Federal Government established a fiscal consolidation program with subnational governments. The fiscal consolidation program provides criteria for the consolidation, refinancing and assumption of subnational debt (state or municipal) and establishes targets that regional governments are required to follow with regards to financial debt, primary result, personnel expenses, investments, revenues and privatizations. Payments for renegotiated debt payments are guaranteed by the tax revenues of regional governments collected by the Federal Government and voluntary transfers from the Federal Government to regional governments. Upon a default by a subnational entity to the Federal Government, the Federal Government can enforce guarantees by withholding transfers of tax revenues or voluntary transfers.

The CMN has taken various measures to limit expansion of credit in the public sector, including by limiting the ability of state-level public sector financial entities to issue additional public indebtedness. For example, state banks are required to have ratings equivalent to investment grade or the rating of the Federal Government, as given by one or more well-known international rating agencies, prior to raising funds abroad.

Complementary Law No. 156, enacted on December 28, 2016, authorizes restructuring of debt owed by states to the Federal Government under the following circumstances: (i) extension of the maturity of the relevant state debt for up to 20 years; (ii) granting a six-month grace period for the payment of interest; and (iii) gradually increasing the total amount for each installment due after the grace period. The impact in revenue loss for the Federal Government until 2021 amounts to R$256.3 billion.

Special Recovery Regime

In May 2017, regulation aimed at helping states facing serious fiscal imbalances was enacted (the “Special Recovery Regime”). The Special Recovery Regime contemplates the creation of a plan for each such state that (i) identifies the fiscal situation of the state; (ii) details relevant adjustment measures to be implemented; (iii) assesses the impact of the relevant measures; and (iv) sets forth deadlines for the adoption of such plan. Each plan has a maximum term of three years and may only be extended once.

Compensating measures in connection with the Special Recovery Regime involve spending cuts, a privatization program, reduction of tax benefits and increase in social security contributions.

In January 2021, the rules of the Special Recovery Regime were updated, changing the rules of eligibility for the aid, the aid received, and the adjustment measures required. Under current eligibility rules, the program is available to states that cumulatively present (i) consolidated debt above net current revenue; (ii) current expenses greater than 95% of its current revenue; and (iii) liability stock larger than cash position.

The main aid provided to the states is a grace period and favorable conditions for the payment of its financial debt for a period of up to 9 years. Required adjustment measures include limiting primary expenses and selling assets.

Rio de Janeiro was the first and only state to join the Special Recovery Regime. Despite this, other states were able to obtain court injunctions anticipating the financial benefits resulting from eventual adhesion. These measures do not affect the net amount of National Treasury loans or impact the primary balance, but impact on payment flows to the Federal Government. Until August 2021, financial effects related to the Special Recovery Regime amounted to approximately R$60.4 billion (with no impact on its net debt or primary result).

Federal Government Guarantees

The Federal Government also guarantees certain loans to Brazilian sub-national governments. These loans are counter-guaranteed by collateral, including permitted transfers and the sub-national government’s revenues. The outstanding balance of guarantees granted by the Federal Government under sub-national external loans increased to R$303.4 billion in 2021 from R$296.0 billion in 2020. Factors such as loan agreement disbursements, price indexes (for domestic debt) as well as exchange rate variation have an impact on the outstanding balance of guarantees.

The Federal Government paid liabilities incurred by the states and municipalities in the approximate amount of R$41.9 billion, of which (i) R$2.4 billion was paid in 2016; (ii) R$4.1 billion was paid in 2017; (iii) R$4.8 billion was paid in 2018; (iv) R$8.4 billion was paid in 2019; (v) R$13.3 billion was paid in 2020; and (vi) R$9.0 billion was paid in 2021. For additional information on this topic, please refer to “Special Recovery Regime and Federal Government Guarantees” in the “Recent Developments” section.

Contingent Liabilities

In addition to regular federal domestic securities debt issuances, the Federal Government may assume and restructure liabilities resulting from the disposal or winding-up of state-owned enterprises, subsidies and adjustments made prior to privatization processes. In the past, such liabilities have been restructured to synchronize their maturity dates with the payment capacity of the National Treasury, as well as to lengthen the maturity of public debt and to make transactions more transparent.

The Federal Government closely monitors its contingent liabilities. As required by the Fiscal Responsibility Law, the Budgetary Guidelines for each year contains an annex that provides information regarding fiscal risks and projections for the subsequent two years in terms of primary balances, debt stock and revenue and expenditure aggregates.

The main contingent liability monitored by the Federal Government concerns the Compensation Fund for Salary Fluctuation (Fundo de Compensação de Variações Salariais or “FCVS”). The creditors of this debt are the agents of the Housing Financial System (or their assignees) who signed financing agreements with mortgagees, especially in the 1970s and 1980s. Such agreements held salary equivalence clauses and coverage of the FCVS debtor balance.

External Debt Restructuring and Debt Record

On April 15, 1994, Brazil issued approximately US$43.1 billion principal amount of bonds (referred to as Brady Bonds) to holders of certain medium and long term public sector debt (“eligible debt”) of Brazil, or guaranteed by Brazil, owed to commercial banks and certain other private sector creditors in consideration for the tender by such holders of their eligible debt and interest arrears accrued in respect thereof since January 1, 1991. Since the Brady restructuring in 1994, Brazil has timely serviced its external debt without default.

TABLES AND SUPPLEMENTARY INFORMATION

Table No. 37

External Direct Debt of the Federal Government (1)

(In Millions of Currency of Denomination)

					Principal Amount (2)
Type	Interest	Issue Date (2)	Final Maturity	Currencies (4)	Outstanding at Dec 31, 2021	Interest
Multilateral Organizations
World Bank	Variable	14-Sep-00	01-Mar-22	USD	0	0.01%
World Bank	Variable	08-Jul-05	01-Jan-22	USD	1.2	0.18%
World Bank	Variable	12-May-06	01-Jan-22	USD	27.2	4.15%
World Bank	Variable	18-Aug-06	01-Jul-22	USD	0.6	0.09%
World Bank	Variable	8-Aug-07	01-Jul-22	USD	0.1	0.01%
World Bank	Variable	23-May-08	1-Dec-22	USD	12.4	1.89%
World Bank	Variable	20-Feb-09	1-Aug-23	USD	0.8	0.12%
World Bank	Variable	10-Feb-10	1-Feb-37	USD	23	3.52%
World Bank	Variable	13-Jan-11	1-Dec-39	USD	57.7	8.80%
World Bank	Variable	22-Jun-10	1-Dec-38	USD	2.9	0.44%
World Bank	Variable	12-Apr-12	01-Nov-41	USD	145.2	22.15%
World Bank	Variable	31-May-11	1-May-40	USD	27.6	4.21%
World Bank	Variable	20-Nov-12	01-Jun-41	USD	16.3	2.48%
World Bank	Variable	25-Sep-12	1-Sep-29	USD	33.5	5.10%
World Bank	Variable	28-Dec-17	01-Jun-56	USD	6	0.91%
World Bank	Variable	09-Jan-19	1-Dec-37	USD	3	0.46%
World Bank	Variable	19-Nov-18	01-Nov-38	USD	98.1	14.96%
World Bank	Variable	10-Dec-21	1-Dec-39	USD	0	0.00%
World Bank	Variable	17-Aug-21	01-Mar-31	USD	200	30.51%
Total (World Bank)					655.5
IDB	Variable	22-Feb-08	01-Jul-25	USD	8.5	0.61%
IDB	Variable	22-Feb-08	01-Jul-26	USD	19	1.37%
IDB	Variable	09-Jul-09	01-Mar-30	USD	1	0.07%
IDB	Variable	08-Nov-10	1-Sep-30	USD	2.5	0.18%
IDB	Variable	03-Nov-10	1-Dec-32	USD	3.3	0.24%
IDB	Variable	9-May-13	01-Jan-32	USD	3	0.22%
IDB	Variable	20-Dec-10	1-Dec-30	USD	87.7	6.32%
IDB	Variable	8-Feb-11	01-Jun-30	USD	1.9	0.13%
IDB	Variable	14-Mar-14	01-Nov-31	USD	4.7	0.33%
IDB	Variable	11-Jul-14	01-Jun-29	USD	7	0.51%
IDB	Variable	09-Mar-15	01-Jun-28	USD	3.8	0.27%
IDB	Variable	15-Dec-14	01-Nov-28	USD	6.3	0.45%
IDB	Variable	17-Jul-18	01-Jun-42	USD	75.3	5.42%
IDB	Variable	21-Dec-18	1-Dec-21	USD	98.6	7.10%
IDB	Variable	18-Feb-20	1-Apr-46	USD	65.2	4.69%
IDB	Variable	7-Dec-20	1-Dec-45	USD	1.1	0.08%
IDB	Variable	23-Jun-21	1-Sep-45	USD	1,000.00	72.01%
Total (IDB)					1,388.80
Others	Variable	20-Feb-15	01-Dec-38	USD	1.8	0.13%
Others	Variable	24-Feb-15	01-Jun-39	EUR	6.6	0.49%
Others	Variable	03-Feb-21	01-Dec-40	USD	347	25.65%
Others	Variable	05-Feb-21	01-Mar-50	USD	997.5	73.73%
Total Others (from Multilateral Organizations)					1,353.00
Total (Multilateral Organizations)					3,397.20

					Principal Amount (2)
Type	Interest	Issue Date (2)	Final Maturity	Currencies (4)	Outstanding at Dec 31, 2021	Interest
Foreign governments
Governments Agencies	Variable	20-Oct-10	1-Apr-28	JPY	10.6	0.47%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	USD	32.4	1.44%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	SEK	675.8	30.00%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	USD	33.3	1.48%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	SEK	1,273.60	56.55%
Governments Agencies	Variable	24-Jun-21	1-Sep-40	EUR	226.5	10.06%
Total (Foreign Governments)					2,252.40
BONDS
Bonds (GLOBAL)
Global 23	2.63%	12-Sep-12	01-Jan-23	USD	1,375.10	3.29%
Global 23	2.63%	16-May-13	01-Jan-23	USD	814.9	1.95%
Global 24	8.88%	22-Mar-01	1-Apr-24	USD	1,212.50	2.90%
Global 25	8.75%	27-Oct-15	1-Feb-25	USD	834	2.00%
Global 25B	4.25%	01-Nov-13	01-Jan-25	USD	3,454.30	8.27%
Global 25B	4.25%	10-Sep-14	01-Jan-25	USD	1,116.00	2.67%
Global 25C	2.88%	10-Jun-20	01-Jun-25	USD	1,777.70	4.26%
Global 26	6.00%	17-Mar-16	1-Apr-26	USD	1,319.70	3.16%
Global 26	6.00%	14-Mar-17	1-Apr-26	USD	1,122.00	2.69%
Global 27	10.13%	09-Jun-97	1-May-27	USD	332.4	0.80%
Global 27	10.13%	27-Mar-98	1-May-27	USD	693.4	1.66%
Global 28	4.63%	13-Oct-17	01-Jan-28	USD	3,137.60	7.51%
Global 29	4.50%	28-Mar-19	1-May-29	USD	2,052.50	4.91%
Global 30	12.25%	08-Mar-00	01-Mar-30	USD	26.5	0.06%
Global 30	12.25%	29-Mar-00	01-Mar-30	USD	314.4	0.75%
Global 30B	3.88%	10-Jun-20	01-Jun-30	USD	3,405.90	8.15%
Global 31	3.75%	07-Jul-21	1-Sep-31	USD	1,500.00	3.59%
Global 34	8.25%	22-Oct-14	01-Jan-34	USD	1,792.70	4.29%
Global 37	7.13%	09-Nov-15	01-Jan-37	USD	1,970.50	4.72%
Global 41	5.63%	06-Mar-15	01-Jan-41	USD	2,276.00	5.45%
Global 45	5.00%	1-Aug-14	01-Jan-45	USD	3,101.20	7.42%
Global 47	5.63%	12-Aug-16	1-Feb-47	USD	1,288.60	3.08%
Global 47	5.63%	23-Jan-18	1-Feb-47	USD	1,499.20	3.59%
Global 50	4.75%	14-Nov-19	01-Jan-50	USD	3,564.00	8.53%
Global BRL 22	12.50%	13-Sep-06	01-Jan-22	BRL	153.9	0.37%
Global BRL 22	12.50%	13-Oct-06	01-Jan-22	BRL	116.5	0.28%
Global BRL 22	12.50%	11-Dec-06	01-Jan-22	BRL	134.4	0.32%
Global BRL 24	8.50%	27-Apr-12	01-Jan-24	BRL	552.1	1.32%
Global BRL 28	10.25%	14-Feb-07	01-Jan-28	BRL	240.9	0.58%
Global BRL 28	10.25%	27-Mar-07	01-Jan-28	BRL	131.2	0.31%
Global BRL 28	10.25%	17-May-07	01-Jan-28	BRL	137.8	0.33%
Global BRL 28	10.25%	26-Jun-07	01-Jan-28	BRL	131.2	0.31%
Global BRL 28	10.25%	27-Oct-10	01-Jan-28	BRL	192.4	0.46%
Total (“Globals”)					41,771.50
TOTAL (BONDS)					41,771.50
Commercial Banks
Import Financing Credits with
Guarantee of Foreign Governments	7.33%	16-May-02	01-Mar-22	USD	0.1	0.01%
Import Financing Credits without						0.00%
Guarantee of Foreign Governments	5.10%	21-Oct-10	01-Jun-27	EUR	327.8	37.52%

					Principal Amount (2)
Type	Interest	Issue Date (2)	Final Maturity	Currencies (4)	Outstanding at Dec 31, 2021	Interest
Import Financing Credits without						0.00%
Guarantee of Foreign Governments	5.50%	08-Nov-10	01-Jun-27	EUR	520.8	59.60%
Import Financing Credits without						0.00%
Guarantee of Foreign Governments	5.50%	18-Jul-05	1-Dec-24	USD	25	2.86%
Loans	Variable	1-Sep-00	1-Apr-35	GBP	0.1	0.01%
Total (Commercial Banks)					873.8
Others
Import Financing Credits without
Guarantee of Foreign Governments	Variable	15-Apr-97	1-May-27	USD	5.8	8.42%
Total (Others)					5.8
Total Amount					48,300.7

Note: Numbers may not total due to rounding.

(1)	Excludes debt incurred by the Central Bank.
(2)	In the case of multiple tranches, issue date refers to the first date of issuance of the security.
(3)	In the case of variable rates, the interest rate refers to the last coupon paid.
(4)	Currencies other than U.S. dollars translated into U.S. dollars by the exchange rate (selling) as of December 31, 2020.

Source: Central Bank.

Table No. 38

External Debt Guaranteed by the Federal Government (1)

(In Millions of U.S. Dollars)

Type	Interest	Issue Date	Final Maturity	Currencies	Amount Disbursed	Outstanding as of Dec 31, 2021
I. To Public Entities
Multilateral Organizations
World Bank	Various	Various	Various	Various	19,018	14,670
Inter-American Development Bank (IDB)	Various	Various	Various	Various	20,980	13,458
International Monetary Fund (IMF)	Various	Various	Various	SDR	2,539	18,853
Others	Various	Various	Various	Various	2,571	1,860
Total (Multilateral Organizations)						48841
Foreign Governments
Import Financing Credits	Various	Various	Various	Various	374	54
Original Loans	Various	Various	Various	Various	2,416	1,633
Total (Foreign Governments)						1687
Commercial Banks
Import Financing Credits without Guarantee of Foreign Governments	Various	Various	Various	Various	770	26
Loans	Various	Various	Various	Various	1,192	393

Type	Interest	Issue Date	Final Maturity	Currencies	Amount Disbursed	Outstanding as of Dec 31, 2021
Total (Commercial Banks)						419
Total for Public Entities					37,887
II. To Private Companies
Loans (2)	Various	Various	Various	Various	0	0
III. Intercompany Loans
	Various	Various	Various	Various	0	0
Total for Private Entities						0
Total for Public and Private Entities					50,946

Note: Numbers may not total due to rounding.

(1)	Currencies other than U.S. Dollars are translated into U.S. Dollars with reference to the exchange rate (sell side) on December 31, 2019.
(2)	Includes privatized companies.

Source: Central Bank.

Table No. 39

Internal Securities Debt of the Republic

(In Millions of U.S. Dollars(1))

Name	Index (1)	Interest Rate	Issuance Date	Final Maturity	Outstanding as of Dec 31, 2021
National Treasury Letters (NTL)	Fixed	— (2)	Various (Jan 2016–Jan 2021)	Various (Jan 2022–Jan 2026)	$205,631
National Treasury Notes (NTN)
A Series		$6.00%	(Dec 1997)	(Apr 2024)	$3,665
B Series	IPCA	6.00%	Various (Mar 2002–Jan 2020)	Various (Aug 2022–May 2055)	$278,610
C Series	IGP-M	6% and 12%	(Jan 2001)	(Jan 2031)	$13,728
F Series	Fixed	10%	Various (Jan 2012–Jan 2020)	Various (Jan 2022–Jan 2031)	$83,186
I Series		$0% and 12%	(Apr 2001)	Various (Jan 2022–Jul 2037)	$394
P Series	TR	6.00%	Various (Jan 2008–Jan 2014)	Various (Jan 2024–Jan 2030)	$39
Financial Treasury Letters (FTL)	Overnight	—	Various (Jan 2016–Jul 2021)	Various (Mar 2022–Sep 2027)	$369,777
National Treasury Certificate (CTN)	IGP-M	12%	Various (Jan 2002–Aug 2004)	Various (Jan 2022–Aug 2024)	$1,000
Financial Treasury Certificate (CFT)
A Series	IGP-DI	6% and 12%	Various (Sep 1998–Jan 2000)	Various (Jan 2022–Sep 2028)	$258
B Series	TR	6.00%	Various (Nov 1998–Jan 2015)	Various (Nov 2028–Jan 2036)	$8
D Series		$0% and 6%	Various (May 2001–Apr 2002)	May 2031	$362
E Series	IGP-M	Various	Various (Dec 2000–Jan 2018)	Various (Jan 2022–Jan 2048)	$1,074
Securitized Credits	IGP-DI	Various	Various (Jan 1992–Aug 1998)	Various (Jan 2022–Jan 2023)	$60
	TR	Various	Jan 1997	Various (Jan 2022–Jan 2027)	$596
Public Debt Certificate (CDP)	TR	Various	Various (Mar 1998–Mar 2002)	Various (Mar 2028–Mar 2032)	$0
Agrarian Debt Securities (TDA)	TR	Various	Various	Various(Jan 2022 – May 2035)	$117
Total					$958,505

Note: Numbers may not total due to rounding.

(1)

Securities indexed to each indicated rate/index: Overnight = Central Bank’s overnight rate; IGP-M = General Price Index (market based); $ = U.S. dollar exchange rate; TR = Index based on average daily rate of certificates of deposit issued by certain major Brazilian banks; and IGP-DI = General Price Index (internal availability).

(2)	Zero-coupon securities issued at a discount from their face amount.

Source: National Treasury.